Exhibit 99(a)(1)(A)

MAGMA DESIGN AUTOMATION, INC.

5460 Bayfront Plaza

Santa Clara, California 95054

Telephone: (408) 565-7500

OFFER TO EXCHANGE

OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

June 27, 2005

As amended August 5, 2005

MAGMA DESIGN AUTOMATION, INC.

5460 Bayfront Plaza

Santa Clara, California 95054

Telephone: (408) 565-7500

OFFER TO EXCHANGE

OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

June 27, 2005

As amended August 5, 2005

TABLE OF CONTENTS

Summary Of Terms – Overview		1

Summary Of Terms – Questions And Answers		4

This Offer		10

1.	Number Of Options; Expiration Date	10

2.	Purpose Of This Offer	12

3.	Procedures For Tendering Options For Exchange	12

4.	Withdrawal Rights	13

5.	Acceptance Of Options For Exchange And Cancellation And Issuance Of Replacement Options	14

6.	Conditions Of This Offer	15

7.	Price Range Of Common Stock	16

8.	Source And Amount Of Consideration; Terms Of Replacement Options	17

9.	Interest Of Directors And Executive Officers; Transactions And Arrangements Involving Stock Options	19

10.	Status Of Options Acquired By Us In This Offer; Accounting Consequences Of This Offer	20

11.	Legal Matters; Regulatory Approvals	20

12.	Material U.S. Federal Income Tax Consequences	21

13.	Terms Of The Offer Specific To Eligible Employees Employed Outside The United States	22

14.	Extension Of This Offer; Termination; Amendment	22

15.	Fees And Expenses	22

16.	Information About Magma	23

17.	Risk Factors	24

18	Forward-Looking Statements	25

19.	Additional Information	26

APPENDIX A: Information About The Directors And Executive Officers Of Magma		A-1

APPENDIX B: A Guide To International Issues		B-1

APPENDIX C: Election To Participate		C-1

APPENDIX D: Notice Of Withdrawal		D-1

MAGMA DESIGN AUTOMATION, INC.

OFFER TO EXCHANGE

OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

SUMMARY OF TERMS – OVERVIEW

We are offering you the opportunity to exchange currently outstanding stock options with exercise prices equal to or greater than $10.50 per share (“Eligible Options”) for a lesser number of new options (“Replacement Options”) which will be granted in accordance with specified exchange ratios as described below and which will have an exercise price per share equal to the closing trading price of Magma common stock on the date the Replacement Options are granted (“Offer”). You are eligible to participate in the Offer if you are an employee of Magma or one of our branches or subsidiaries (collectively “Magma”) as of June 27, 2005, you remain an employee through the expiration date of the Offer (currently, August 19, 2005) and you hold Eligible Options. Our executive officers and members of our Board of Directors are not eligible to participate in the Offer.

Please note that the Summary of Terms of this Offer that appears on pages 1 through 9 of this document is intended only to give you an overview of the Offer. You should read the Offer to Exchange in its entirety, including the appendixes, before deciding whether to tender your Eligible Options for exchange pursuant to the Offer. Throughout the Summary of Terms, we have included cross-references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics discussed herein.

• Expiration of Offer. THIS OFFER EXPIRES ON FRIDAY, AUGUST 19, 2005 (“EXPIRATION DATE”) AT 11:59 P.M. U.S. PACIFIC DAYLIGHT SAVINGS TIME, UNLESS WE EXTEND IT. If we extend the period of time during which this Offer remains open, the term “Expiration Date” will refer to the latest date and time at which this Offer expires.

• Grant Date of Replacement Options. The Replacement Options are expected to be granted on the first business day following the Expiration Date, except in the unlikely event that the compensation committee of Magma’s Board of Directors (“Compensation Committee”) is unable to meet or act by unanimous written consent on that date in order to grant the Replacement Options, in which case the Replacement Options would be granted as soon as possible thereafter when such actions can be taken (“Grant Date”). The Grant Date is currently expected to be August 22, 2005 and will only change if we change the Expiration Date in order to further extend the duration of this Offer. If we do change the Expiration Date, the Grant Date will be the first business day after the new Expiration Date, except in the limited circumstances noted above.

• Exchange Ratios. We are offering to exchange Eligible Options for Replacement Options in accordance with the following exchange ratios (rounded down to the nearest whole share on a grant-by-grant basis):

If the exercise price of an Eligible Option is...	...the applicable Exchange Ratio (Eligible Option: Replacement Option) is…	As an Example, if you Exchanged an Eligible Option to purchase 1,000 Shares, you would Receive a Replacement Option to purchase…
Greater than $25.00	5:3	600 shares
From $20.01 to $25.00	20:13	650 shares
From $15.01 to $20.00	10:7	700 shares
From $10.50 to $15.00	4:3	750 shares

As an example, if you elect to exchange an Eligible Option representing the right to purchase 5,000 shares of common stock with an exercise price of $16.00 per share, on the Grant Date you will receive a Replacement Option representing the right to purchase 3,500 shares of common stock (see Section 1 of the Offer to Exchange).

• Vesting of Replacement Options. The vesting schedule of your Replacement Option(s) will depend on how long you have been employed by Magma as of the Grant Date, as described in the following table:

If you have been employed by Magma less than two (2) years…	If you have been employed by Magma at least two years, but no more than three (3) years…	If you have been employed by Magma more than three (3) years…
… your Replacement Option will not vest at all until six (6) months after the Grant Date (the “First Vesting Date”). On the First Vesting Date, 12.5% of the shares underlying your Replacement Option will vest. Following the First Vesting Date, 2.083% of the shares underlying your Replacement Option will vest each successive month for 42 months thereafter.	… your Replacement Option will not vest at all until six (6) months after the Grant Date (the “First Vesting Date”). On the First Vesting Date, 16.667% of the shares underlying your Replacement Option will vest. Following the First Vesting Date, 2.777% of the shares underlying your Replacement Option will vest each successive month for 30 months thereafter.	… your Replacement Option will not vest at all until six (6) months after the Grant Date (the “First Vesting Date”). On the First Vesting Date, 25% of the shares underlying your Replacement Option will vest. Following the First Vesting Date, 4.167% of the shares underlying your Replacement Option will vest each successive month for 18 months thereafter.

For examples illustrating the vesting schedule that will be applicable to Replacement Options, please see Section 8 of the Offer to Exchange.

Vesting is contingent upon your continuous active employment with Magma (see Section 8 of the Offer to Exchange). The vesting commencement date for Replacement Options will be the Grant Date.

• Exercise Price of Replacement Options. The Replacement Options will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the Grant Date, except for the Replacement Options granted to Eligible Employees residing in Italy, which may have a different (higher) exercise price, as described in Appendix B of the Offer.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol “LAVA.” On August 3, 2005, the closing price of our common stock as reported on the Nasdaq National Market was $9.34 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options. We can provide no assurance as to the price of our common stock at any time in the future, and nothing contained in this document or any other documents you receive relating to this Offer should be interpreted in any way as a claim relating to the future prospects of the price of our common stock, nor should any inference about such future prospects be drawn from anything contained herein or therein.

• Effect of Termination of Employment . If your employment with Magma is terminated for any reason on or before the Grant Date, you will not receive any Replacement Options unless otherwise required by local law (see Section 1 of the Offer to Exchange).

• Other Terms and Conditions of this Offer . We are making this Offer upon the terms and subject to the conditions described in this Offer to Exchange, including all appendixes thereto (which together, as they may be amended from time to time, constitute the “Offer”). This Offer is not conditioned upon a minimum number of option holders accepting this Offer or a minimum number of Eligible Options being exchanged, but is subject to other conditions that we describe in Section 6 of this Offer to Exchange.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”), nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

• IMPORTANT: How to Accept this Offer . If you wish to accept this Offer to participate in the Stock Option Exchange Program, you must complete, sign and deliver an Election to Participate (“Election”) in the form attached to this Offer to Exchange as Appendix C in accordance with the instructions on page C-1, and ensure that the Election is received by Susan Berry no later than 11:59 p.m. U.S. Pacific Daylight Savings Time on the Expiration Date. If we do not receive your completed and signed Election by 11:59 p.m. U.S. Pacific Daylight Savings Time on the Expiration Date, you will be deemed to have rejected this Offer. You do not need to return your existing stock option agreements as they will be automatically cancelled if we accept your Eligible Options for exchange.

Magma and its Board of Directors make no recommendation as to whether or not you should tender your Eligible Options for exchange. You should consult your personal outside advisor(s) if you have questions about whether participation in the Stock Option Exchange Program is appropriate for you given your financial and tax situation.

Magma has not authorized any person to make any recommendation on our behalf as to whether or not you should exchange your Eligible Options pursuant to this Offer, nor have we authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Exchange and appendixes thereto. If anyone makes any recommendation or representation to you or gives you any information regarding this offer, you must not rely upon that recommendation, representation or information as having been authorized by Magma.

MAGMA DESIGN AUTOMATION, INC.

OFFER TO EXCHANGE

OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

SUMMARY OF TERMS –QUESTIONS AND ANSWERS

The following should answer many of the questions that you may have about this Offer; however, please read the Offer to Exchange in its entirety, including appendixes, before deciding whether to tender your Eligible Options for exchange pursuant to the Offer. Throughout these Questions and Answers, we have included references to the relevant sections of the Offer to Exchange where you can find more complete descriptions of the topics discussed in herein.

Q1. What is the Stock Option Exchange Program?

We are offering Eligible Employees (as defined below) the opportunity to exchange currently outstanding stock options with exercise prices equal to or greater than $10.50 per share (“Eligible Options”) for a lesser number of new options (“Replacement Options”) which will be granted in accordance with specified exchange ratios as described in Question 9 below and which will have an exercise price per share equal to the closing trading price of Magma common stock on the date the Replacement Options are granted (“Offer”). The Replacement Options are expected to be granted on the first business day after the Expiration Date (“Grant Date”). However, in the unlikely event that, due to an emergency, the Compensation Committee is unable to meet or act by unanimous written consent on that date, the Replacement Options would be granted as soon as possible thereafter when such actions can be taken. We currently expect the Grant Date to be August 22, 2005. If you properly exchange your Eligible Options for Replacement Options pursuant to this Offer, you will be granted such Replacement Options by no later than 11:59 p.m. on the Grant Date and will receive notice of such grant and be able to view summary information about those options by 11:59 p.m. on August 25, 2005 by logging into your account at www.etrade.com, although for administrative processing reasons, you may not receive the paperwork for your new stock option grant for up to four weeks following the Grant Date. If we change the Expiration Date in order to extend the duration of this Offer, we will adjust the Grant Date accordingly such that the new Grant Date will generally be the first business day following the new Expiration Date (see Section 1 of the Offer to Exchange).

Q2. Who can participate in this Offer?

You are eligible to participate in this Offer if you are an employee of Magma or one of our subsidiaries (collectively “Magma”) as of June 27, 2005, continue to be employed by Magma through the Expiration Date of this Offer and hold Eligible Options (“Eligible Employee”). An employee of Magma must either be on active status or on an approved leave of absence on the Expiration Date of this Offer in order to be eligible to participate, unless otherwise required under local law. An employee whose employment with Magma terminates for any reason before the expiration date of this Offer will not be an Eligible Employee. Members of our Board of Directors and our executive officers are not eligible to participate in this Offer (see Appendix A of the Offer to Exchange for a list of our executive officers and members of our Board of Directors and Section 1 of the Offer to Exchange for further details on eligibility.)

Q3. If I am an Eligible Employee employed outside of the United States, may I participate on the same terms as described in this Offer?

Yes. Eligible Employees employed outside of the United States who hold Eligible Options may generally participate in this Offer on the same terms as described in the Offer to Exchange. Eligible Employees residing outside the United States should refer to Appendix B of the Offer to Exchange entitled “A Guide to International Issues” for a description of any different terms of the Replacement Options and of the tax and other consequences of accepting or rejecting this Offer under the law of the country in which they are employed. If you are an Eligible Employee residing in Italy, your Replacement Options may have a different (higher) exercise price, as described in Appendix B of this Offer.

Q4. What if I leave Magma after the Expiration Date but before my Replacement Options are issued?

To receive Replacement Options you need to be employed by Magma from and including June 27, 2005 through the Expiration Date and at the time the Replacement Options are granted. If you elect to participate in the program and your employment terminates for any reason before the Replacement Options are granted, you will not receive any Replacement Options. In that case, you would then have 30 days (in the case of the Moscape 1997 Incentive Stock Plan and 1998 Stock Incentive Plan) or 3 months (in the case of the 2001 Stock Incentive Plan and 2004 Employment Inducement Award Plan) after termination to exercise your old options to the extent they were exercisable at the time of termination (see Section 1 of the Offer to Exchange.)

Unless you have a separate written agreement governing your employment relationship or as otherwise expressly provided by applicable law, your employment with Magma remains “at-will” and can be terminated by you or Magma at any time, with or without cause or notice, and nothing in this Offer will modify or change that.

Q5. Why is Magma making this offer to employees?

We are making this Offer because, as a result of a decline in our stock price, many outstanding employee stock options have exercise prices significantly higher than the current market price of our common stock. These “underwater” options do not serve their intended purpose as an incentive for our employees to remain with Magma and contribute to our long-term growth and success. We believe that Replacement Options issued under the Program will provide more effective equity incentives to our employees (see Section 2 of the Offer to Exchange.)

Q6. Why do I have to give up my old options? Can’t Magma just grant new options at a current price?

We designed the Stock Option Exchange Program to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional options to supplement their out-of-the-money options. In addition, making additional option grants would exhaust the pool of shares available for future option grants under our 2001 Stock Incentive Plan.

Q7. How can I tell which of my outstanding options are Eligible Options?

You can view your stock option information by grant, including exercise price, at www. etrade.com. If you are an Eligible Employee, all of your option grants with an exercise price of $10.50 or greater are Eligible Options.

Q8. Are there any conditions to this Offer?

Yes. This Offer is subject to the conditions described in Section 6 of the Offer to Exchange. If any of these events occur, Magma may terminate, postpone or amend this Offer. However, this Offer is not conditioned on a minimum number of Eligible Employees accepting this Offer or a minimum number of Eligible Options being exchanged (see Section 6 of the Offer to Exchange.)

Q9. If I participate, how many new options will I receive?

Under this Offer, you may make an election to exchange your outstanding options that have an exercise price equal to or greater than $10.50 per share for Replacement Options to be granted in accordance with the exchange ratios set forth below:

If the exercise price of an Eligible Option is...	...the applicable Exchange Ratio (Eligible Option: Replacement Option) is…	As an Example, if you Exchanged an Eligible Option to purchase 1000 Shares, you would Receive a Replacement Option to purchase…
Greater than $25.00	5:3	600 shares
From $20.01 to $25.00	20:13	650 shares
From $15.01 to $20.00	10:7	700 shares
From $10.50 to $15.00	4:3	750 shares

Replacement Option grants calculated in accordance with the exchange ratios set forth above will be rounded down to the nearest whole share on a grant-by-grant basis.

Q10. Why are only options with an exercise price equal to or greater than $10.50 per share eligible for exchange?

We believe that options that are only moderately out of the money continue to provide valuable incentives for employees. We set the $10.50 “floor” to provide significant benefits to employees while providing a reasonable proposal to our stockholders.

Q11. Why isn’t the exchange ratio 1-to-1 for all Eligible Options?

The exchange ratios shown in the table above were designed to reflect the relatively lower value of Eligible Options with an exercise price significantly above fair market value, and the correspondingly higher value of Eligible Options with a lower exercise price. Since an Eligible Option with a high exercise price is worth less than an option with an exercise price closer to the current trading price of Magma’s common stock, an Eligible Option with a high exercise price is exchangeable for a Replacement Option exercisable for relatively fewer shares than an Eligible Option with a lower exercise price (see Section 1 of the Offer to Exchange).

Q12. If I elect to exchange my Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

You are not obligated to exchange each Eligible Option grant and will be free to exchange as few or as many of your Eligible Option grants as you wish. However, if you exchange a particular Eligible Option grant, you must exchange that grant in its entirety (see Section 1 of the Offer to Exchange).

Q13. Can I exchange my vested and unvested Eligible Options?

Yes. You may exchange both vested and unvested Eligible Options. Please note that if you are an Eligible Employee residing in the Netherlands, the tax consequences of your participation in this Offer may differ if your Eligible Options are vested (see Appendix B of the Offer to Exchange for a discussion of certain international tax and other consequences of accepting or rejecting this Offer.)

Q14. Can I exchange option grants that I have already fully or partially exercised?

If you previously exercised an option grant in its entirety, that option grant is no longer outstanding and is therefore not eligible for exchange under this Offer. If you previously exercised an Eligible Option grant in part, only the remaining unexercised portion of the Eligible Option grant may be exchanged under this Offer.

Q15. What happens to Eligible Options that I choose not to exchange?

Eligible Option grants that you choose not to exchange will remain in effect, retaining all their current terms and conditions, including their current exercise price, expiration date and vesting schedule.

Q16. Does Magma recommend that employees participate in the program?

Magma cannot make a recommendation to employees whether or not to accept the Offer and no one from Magma has been, or will be, authorized to provide you with information in this regard. For assistance making your decision, you should talk to your own advisors.

Q17. When will I receive my Replacement Options?

We currently anticipate that the Replacement Options will be granted on August 22, 2005. If we, in our discretion, change the Expiration Date to extend the duration of this Offer, we will change the Grant Date to the first business day following such new Expiration Date, subject to adjustment in the unlikely event that the Compensation Committee is unexpectedly delayed in its ability to act on that date (see Section 1 of the Offer to Exchange).

If you properly tender Eligible Options for Replacement Options in this Offer, you will be granted your Replacement Options by no later than 11:59 p.m. Pacific Daylight Savings Time on the Grant Date and will be able to view summary information about those Replacement Options by 11:59 p.m. Pacific Daylight Savings Time on August 25, 2005 by logging into your account at www.etrade.com, although for administrative processing reasons, you may not receive the paperwork for the Replacement Options for up to four weeks following the Grant Date (see Section 5 of the Offer to Exchange).

Q18. What will the exercise price of my Replacement Options be?

All Replacement Options will be granted with an exercise price equal to the closing price of Magma’s common stock as reported on the Nasdaq National Market on the Grant Date except for Replacement Options granted to Eligible Employees residing in Italy, which may have a different (higher) exercise price as described in Appendix B of this Offer (see Section 7 of the Offer to Exchange for a historical view of the price range of our common stock).

Q19. What will the vesting schedule of my Replacement Options be?

All Replacement Options issued in the Program, including Replacement Options exchanged for old, fully vested options, will have a new vesting schedule. The vesting schedule of Replacement Options will depend on how long you have been employed by Magma as of the Grant Date, as described in the following table:

If you have been employed by Magma less than two (2) years…	If you have been employed by Magma at least two years, but no more than three (3) years…	If you have been employed by Magma more than three (3) years…
… your Replacement Option will not vest at all until six (6) months after the Grant Date (the “First Vesting Date”). On the First Vesting Date, 12.5% of the shares underlying your Replacement Option will vest. Following the First Vesting Date, 2.083% of the shares underlying your Replacement Option will vest each successive month for 42 months thereafter.	… your Replacement Option will not vest at all until six (6) months after the Grant Date (the “First Vesting Date”). On the First Vesting Date, 16.667% of the shares underlying your Replacement Option will vest. Following the First Vesting Date, 2.777% of the shares underlying your Replacement Option will vest each successive month for 30 months thereafter.	… your Replacement Option will not vest at all until six (6) months after the Grant Date (the “First Vesting Date”). On the First Vesting Date, 25% of the shares underlying your Replacement Option will vest. Following the First Vesting Date, 4.167% of the shares underlying your Replacement Option will vest each successive month for 18 months thereafter.

The vesting commencement date for Replacement Options will be the Grant Date. For examples illustrating the vesting schedule that will be applicable to your Replacement Options, please see Section 8 of the Offer to Exchange.

Q20. What will the term of my Replacement Options be?

All Replacement Options will have a term of five years, in contrast to Eligible Options, all of which had ten-year terms at their grant dates (see Section 8 of the Offer to Exchange).

Q21. What will the other terms and conditions of my Replacement Options be?

Terms and conditions of your Replacement Options not described in the Offer to Exchange will be comparable to the other terms and conditions of your Eligible Options. All Replacement Options will be nonqualified stock options under the U.S. Internal Revenue Code, regardless of the tax status of the Eligible Options exchanged, and will be granted pursuant to Magma’s 2001 Stock Incentive Plan.

Q22. If the exercise price of the Replacement Options is higher than the exercise price of the Eligible Options I exchanged, can I revert back to my original Eligible Options with their original exercise price?

No. Once your Eligible Options have been surrendered for exchange, it is not possible to re-grant them. The fair market value of Magma’s common stock on the Grant Date of the Replacement Options cannot be predicted at this time, and it is possible that your Replacement Options may have a higher exercise price than your Eligible Options (see Section 17 of the Offer to Exchange).

Q23. If the Replacement Options granted to me end up being out-of-the-money, will there be another Offer to Exchange?

We do not expect to implement another option exchange program.

Q24. What happens if I accept this Offer?

If you accept this Offer, the Eligible Options you validly elect to exchange will be cancelled promptly after 11:59 p.m. U.S. Pacific Daylight Savings Time on the Expiration Date, and you will have no further right or interest in these Eligible Options. If you choose to accept this Offer, your Replacement Options will be granted to you on the Grant Date and you will be granted such options by no later than 11:59 p.m. Pacific Daylight Savings Time on that date. By 11:59 p.m. on August 25, 2005, you will be able to view summary information about your Replacement Options by logging into your account at www.etrade.com. Note, however, that due to administrative processing reasons you may not receive the paperwork for your Replacement Options until six weeks after the Grant Date.

Q25. Will I owe taxes if I participate in the program?

In the U.S., the exchange of Eligible Options should be treated as a non-taxable exchange such that no income should be recognized for U.S. federal or state income tax purposes upon grant of the Replacement Options. However, upon exercise of Replacement Options, you may recognize income for federal income tax purposes (see Section 12 of the Offer to Exchange). The tax consequences for participating international employees may differ from the U.S. federal income tax consequences (please see Appendix B of the Offer to Exchange). Because this information may vary based on your personal tax situation, you should talk to your own legal or tax advisor to understand the consequences of your participation in this Offer.

Q26. Do I have to participate in the Option Exchange Program?

No. Participation in this Offer is completely voluntary. If you choose not to participate, you will keep all your options, including your Eligible Options, and will not receive any Replacement Options under the Stock Option Exchange Program. No changes will be made to the terms of your current options.

Q27. When does this Offer expire? Can this Offer be extended, and if so, how will I know if it is extended?

The Expiration Date of this Offer is currently August 19, 2005, at 11:59 p.m. U.S. Pacific Daylight Savings Time, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend this Offer at any time prior to the Expiration Date. If we extend this Offer, we will announce the extension no later than 6:00 a.m. U.S. Pacific Daylight Savings Time on the next business day following the Expiration Date (see Section 14 of the Offer to Exchange).

Q28. If I decide to accept this Offer, what do I need to do?

If you would like to accept this Offer, you must complete and sign an Election to Participate (“Election”) in the form attached to this Offer to Exchange as Appendix C in accordance with the Instruction Sheet accompanying the Election and the Election must be received by Susan Berry no later than 11:59 p.m. U.S. Pacific Daylight Savings Time on the Expiration Date. If we extend the period of time during which this Offer remains open, the term “Expiration Date” will refer to the latest time and date at which this Offer expires. Please see page C-1 of the Offer to Exchange for a list of acceptable methods of delivery. If we do not receive your completed and signed Election by 11:59 p.m. U.S. Pacific Daylight Savings Time on the Expiration Date, you will be deemed to have rejected this Offer. You do not need to return your stock option agreements as they will be automatically cancelled if we accept your Eligible Options for exchange (see Section 3 of the Offer to Exchange).

Q29. Under what circumstances would Magma not accept my Eligible Options for exchange?

We will accept promptly after the Expiration Date all Eligible Options for which Elections are properly completed, executed and submitted and have not been validly changed or withdrawn. We may, however, reject any or all written Elections to the extent we determine they were not properly completed, executed and submitted, to the extent we determine it is unlawful to accept the exchanged Eligible Options or to the extent that any condition described in Section 6 of the Offer to Exchange makes it inadvisable in our reasonable judgment to proceed with this Offer (see Sections 3, 5 and 6 of the Offer to Exchange).

Q30. Can I change or withdraw my previous Election prior to the Expiration Date?

Yes. You may change your previous Election by properly completing, executing and submitting a new Election before the Expiration Date. You may change your Election more than once. Your last submitted Election received will supersede any prior Elections you may have submitted (see Section 3 of the Offer to Exchange under the heading “Changing your Election.”)

If you wish to withdraw all of your previously tendered Eligible Options from the Offer, then you must properly complete, execute and submit a Notice of Withdrawal in the form attached hereto as Appendix D according to the procedures described on page D-1 no later than 11:59 p.m. U.S. Pacific Daylight Savings Time on the Expiration Date.

Please carefully read Sections 3 and 4 of the Offer to Exchange, including the illustrative examples in Section 4, to ensure that you complete the paperwork that is appropriate for your situation.

Q31. If I elect to participate in the Offer, do I have to return my stock option agreements for the Eligible Options I wish to exchange?

No. You do not need to return your stock option agreements as they will automatically be cancelled when we accept your Eligible Options for exchange.

Q32. Who can I talk to if I have questions about the Offer?

For additional information or assistance, please contact Susan Berry at ext. 7780 or Camellia Ngo at ext. 7789.

THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE; GRANT DATE.

We are offering Eligible Employees the opportunity to exchange currently outstanding stock options with exercise prices equal to or greater than $10.50 per share (“Eligible Options”) for new options (“Replacement Options”) which will be granted in accordance with specified exchange ratios as described below and which will have an exercise price per share equal to the closing trading price of Magma common stock on the date the Replacement Options are granted (“Offer”) (except for Replacement Options granted to Eligible Employees residing in Italy, which may have a different (higher) exercise price as described in Appendix B of this Offer). We currently expect that the Replacement Options will be granted on August 22, 2005 (“Grant Date”).

“Eligible Employees” are employees of Magma as of June 27, 2005 who hold Eligible Options and continue to be employed by Magma through 11:59 p.m. U.S. Pacific Daylight Savings Time on August 19, 2005 (“Expiration Date”). If we extend the period of time during which this Offer remains open, the term “Expiration Date” will refer to the latest time and date at which this Offer expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend this Offer. Our executive officers and members of our Board of Directors are not eligible to participate in this Offer (see Appendix A of this Offer to Exchange for a list of our executive officers and members of our Board of Directors).

If you are an Eligible Employee as of the Expiration Date, but you are no longer an employee of Magma on the Grant Date for any reason, including retirement, involuntary termination, voluntary resignation, layoff, death or disability, or if you have given notice of your intent to leave your employment with Magma prior to the Grant Date, you will not be eligible to receive Replacement Options, and any Eligible Options you have surrendered pursuant to the Offer will not be accepted for exchange. If you are on an authorized leave of absence at any time between June 27, 2005 and the Grant Date, you will be considered an Eligible Employee for purposes of the Offer. Leave is considered “authorized” if it was approved in accordance with Magma’s standard polices and procedures regarding leaves of absence, as determined in Magma’s sole discretion, unless otherwise required by local law.

If you wish to accept this Offer, you may elect to exchange as many or as few of your Eligible Options as you like; however, you must exchange all shares issuable under each particular Eligible Option you wish to exchange. For example, if you received one grant of an Eligible Option to purchase 2,000 shares of our common stock at an exercise price of $16.00 per share, and another grant of an Eligible Option to purchase 1,000 shares of our common stock at an exercise price of $20.00 per share, you may tender one or both of these Eligible Options. However, you may not partially tender an Eligible Option grant (e.g., 1,000 shares of the 2,000-share Eligible Option grant or 500 shares of the 1,000-share Eligible Option grant). If you have previously partially exercised an Eligible Option grant, you can still surrender for exchange in the Offer the remaining unexercised portion of such Eligible Option grant.

This Offer is subject to the terms and conditions described in this Offer to Exchange, including appendixes. We will only accept Eligible Options that are properly exchanged and not validly withdrawn, in accordance with Sections 3, 4 and 5 of this Offer to Exchange, by 11:59 p.m. U.S. Pacific Daylight Savings Time on the Expiration Date. If we do not receive your written election to participate by such date and time, you will be deemed to have rejected this Offer.

In this Offer, each Eligible Option may be exchanged for a Replacement Option to be granted in accordance with the exchange ratios set forth below (rounded down to the nearest whole share on a grant-by-grant basis):

If the exercise price of an Eligible Option is...	...the applicable Exchange Ratio (Eligible Option: Replacement Option) is…	As an Example, if you Exchanged an Eligible Option to purchase 1000 Shares, you would Receive a Replacement Option to purchase…
Greater than $25.00	5:3	600 shares
From $20.01 to $25.00	20:13	650 shares
From $15.01 to $20.00	10:7	700 shares
From $10.50 to $15.00	4:3	750 shares

For example, if you exchange an Eligible Option to purchase 5,000 shares at $16.00 per share pursuant to this Offer, you will receive a Replacement Option exercisable for 3,500 shares; if you exchange an Eligible Option to purchase 3,525 shares at $16.00, you will receive a Replacement Option exercisable for 2,467 shares.

The Exchange Ratios shown in the table above were designed to reflect the relatively lower value of Eligible Options with an exercise price significantly above fair market value, and the correspondingly higher value of Eligible Options with a lower exercise price. Since an Eligible Option with a high exercise price is worth less than an option with an exercise price closer to the current trading price of Magma’s common stock, an Eligible Option with a high exercise price is exchangeable for a Replacement Option exercisable for relatively fewer shares than an Eligible Option with an exercise price that falls in a lower row of the table above. For example, an Eligible Option exercisable for 1,000 shares at an exercise price of $12.00 per share can be exchanged for a Replacement Option to purchase 750 shares, whereas an Eligible Option for 1,000 shares at an exercise price of $26.00 per share can be exchanged for a Replacement Option to purchase only 600 shares.

The Replacement Options will be granted on the Grant Date and will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the Grant Date, except for Replacement Options granted to Eligible Employees residing in Italy, which may have a different (higher) exercise price as described in Appendix B of this Offer. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options for which they are exchanged, because we cannot provide any assurance as to the price of our common stock in the future.

We may change the Grant Date from its currently expected date of August 22, 2005 if we elect in our discretion to change the Expiration Date in order to extend the duration of this Offer. If we do change the Grant Date, the new Grant Date will generally be the first business day following the new Expiration Date. However, in the unlikely event that, due to an emergency, the Compensation Committee is unable to meet or act by unanimous written consent on that date, the Replacement Options would be granted as soon as possible thereafter when such actions can be taken.

The number of shares of common stock issuable upon exercise of Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Grant Date. All Replacement Options will be granted under our 2001 Stock Incentive Plan (“Plan”) and will be subject to the terms and conditions of a stock option agreement to be entered into between you and Magma that will be similar to the stock option agreements governing existing options issued under the Plan. To view the form of Notice of Stock Option Award and Stock Option Agreement that will govern your Replacement Options, you can refer to the following Exhibits to Magma’s amended tender offer statement on Schedule TO filed with the SEC on August 5, 2005 (SEC file number 005-77999), which is available at our investor relations website at http://investor.magma-da.com/edgar.cfm or at the SEC’s website at www.sec.gov:

•	For employees residing in the United States, Exhibit 99(a)(10)(A) to the amended Schedule TO;

•	For international employees residing in countries other than China, India, or Israel, Exhibit 99(a)(10)(B) to the amended Schedule TO;

•	For employees residing in China, India or Israel, Exhibit 99(a)(10)(C) to the amended Schedule TO; and

•	For employees residing in the United Kingdom, Exhibit 99(a)(10)(D) to the amended Schedule TO.

Please see Section 8 of this Offer to Exchange for further discussion of the terms of the Replacement Options.

We will notify each Eligible Employee by e-mail if we decide to take any of the following actions prior to the Expiration Date:

•	increase or decrease what we will give you in exchange for your Eligible Options;

•	increase or decrease the number of Eligible Options to be exchanged in this Offer; or

•	extend or terminate this Offer.

If this Offer is scheduled to expire within ten business days from the date we notify you of an increase or decrease in what we will give you in exchange for your Eligible Options or in the number of Eligible Options to be exchanged in this Offer, we will extend this Offer for at least that number of business days necessary to allow you a total of ten business days after the date the notice is published to consider the change.

2. PURPOSE OF THIS OFFER.

In recent years, our stock price has been negatively affected by a downturn in the semiconductor industry. Although the industry experienced a moderate recovery in 2003 and 2004, our customers have remained cautious in their R&D spending and design starts, and consequently in their spending on electronic design automation (“EDA”) tools. In addition, since our competitor Synopsys, Inc. sued us for patent infringement in September 2004, our stock price has been affected by uncertainty surrounding that litigation. Although we intend to vigorously defend ourselves against the claims asserted by Synopsys and to fully enforce our rights against Synopsys, we expect the inherent unpredictability of intellectual property litigation to affect our stock price until the case is resolved.

As a result of the decline in our stock price, many of the options held by our employees have exercise prices significantly above the current trading price of our stock. These “underwater” options do not serve their intended purpose as an incentive for our employees to remain with Magma and contribute to our long-term growth and success. Our Board of Directors concluded that the preferred solution to this problem was to implement, with stockholder approval, a stock option exchange program designed to replace many of our employees’ outstanding underwater options with a smaller number of options that have new vesting schedules and an exercise price more closely aligned with current market conditions. On June 22, 2005, our stockholders approved the option exchange program in the form recommended by the Board of Directors.

Please note that although the stock option exchange program has been designed to provide more effective equity incentives to our employees, we cannot guarantee you that your Replacement Options will have a lower exercise price than your Eligible Options because we cannot predict the closing trading price of our common stock on the Grant Date. Please refer to Section 17 of this Offer for further description of the risks involved in participating in this Offer. Neither we nor our Board of Directors makes any recommendation as to whether you should tender your Eligible Options for exchange, nor have we authorized any person or entity to make such recommendation. We urge you to carefully evaluate all of the information in the Offer to Exchange and the other documents to which we refer you herein, and to consult with your own, legal counsel, accountant, tax and financial advisors regarding your decision to participate in the Offer.

3. PROCEDURES FOR TENDERING OPTIONS FOR EXCHANGE.

Proper Tender of Eligible Options.

To tender your Eligible Options for exchange in the Offer, you must, in accordance with the instructions set forth in the Election to Participate attached as Appendix C hereto (“Election”), properly complete, duly execute and deliver to us the Election, which must be received by us as specified below prior to 11:59 p.m. U.S. Pacific Daylight Savings Time on the Expiration Date. Delivery of the Election must be made by one of the following methods:

•	regular or overnight mail to Magma Design Automation, Inc., 5460 Bayfront Plaza, Santa Clara, California 95054, Attn: Susan Berry

•	By hand to Susan Berry at the foregoing address

•	By fax to : 408-565-7980, Attn: Susan Berry

•	By email, scanned as a Portable Document Format (PDF) file, to susanb@magma-da.com da.com. Subject line of email must be “Option Exchange.”

Individual confirmations of receipt will not be sent. Please keep copies of the documents you send.

Changing your Election.

If you submitted an Election and you want to change that Election, whether because you decide to exchange additional Eligible Option grants, withdraw Eligible Option grants you previously elected to exchange, or substitute certain Eligible Option grants for others, you must submit a new Election listing all of the Eligible Option grants you now wish to exchange. For instance, if you initially submit an Election indicating that you want to exchange your Eligible Option grants A, B, and C, and then decide that you do not want to exchange grant B but want to exchange grant D, you must submit a new Election that lists A, C and D as the grants you want to exchange. The latest Election received by Susan Berry in accordance with the delivery instructions above will supersede and replace all prior Elections, so you should be sure to follow the foregoing instructions carefully. As discussed in Section 1, you may only exchange Eligible Options on a whole grant-by-whole grant basis.

The method of delivery of all documents, including the Election, is at the election and risk of the tendering Eligible Employee. If delivery is by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Your Eligible Options will not be considered tendered until we receive the necessary documentation prior to 11:59 p.m. U.S. Pacific Daylight Savings Time.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of Eligible Options for exchange in the Offer. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept for exchange and cancellation all properly and timely tendered Eligible Options which are not validly withdrawn. Subject to applicable law, including Rule 13e-4 of the Securities Exchange Act of 1934 (“Exchange Act”), we may also waive any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Employee. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we, nor any other person, is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

This is a one-time offer to exchange your Eligible Options. The Offer will expire at 11:59 p.m. U.S. Pacific Daylight Savings Time on August 19, 2005, unless we extend the Offer. We currently have no plans to repeat the same or a similar offer in the future.

Our Acceptance Constitutes an Agreement.

Your tender of Eligible Options for exchange pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options tendered by you pursuant to the Offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Offer.

Subject to our rights to extend, terminate and amend the Offer, we expect that we will accept for exchange on or promptly after the Expiration Date all Eligible Options validly tendered and not validly withdrawn by Eligible Employees.

4. WITHDRAWAL RIGHTS.

You may only withdraw your options tendered for exchange in accordance with the provisions of this Section 4. This Section 4 applies only if you want to completely withdraw your participation in the Offer as to all of your Eligible Option grants that you previously tendered for exchange. If you still intend to participate in the Offer but want to change your previous Election (whether to exchange additional Eligible Option grants, withdraw Eligible Option grants you previously elected to exchange, or substitute certain Eligible Option grants for others) you must follow the instructions under the heading “Changing your Election” in Section 3 above, rather than the instructions in this Section 4.

The following examples are designed to assist you in determining whether to submit a Notice of Withdrawal in accordance with Section 4 or a new Election Form in accordance with Section 3.

Example 1: You hold Eligible Options X, Y and Z. You submit an Election Form electing to exchange Eligible Options X, Y and Z. Later, you decide that you do not want to exchange Eligible Option Z. You must follow the procedures set forth in Section 3 under the heading “Changing Your Election” and submit a new Election Form listing only Eligible Options X and Y as the options you elect to exchange. This new Election Form will replace and supersede any previous Election Forms you submitted.

Example 2: You hold Eligible Options Q, R, S and T. You submit an Election Form electing to exchange Options Q and R for exchange. Later, you decide you do not want to exchange Eligible Options Q or R, and you still do not wish to exchange Eligible Options S or T, either. Since you no longer wish to participate in the Offer at all, you must submit a Notice of Withdrawal according to the procedures described below in this Section 4, which will terminate your participation in the Offer with respect to all of your Eligible Option grants that you previously submitted for exchange. You should only submit a Notice of Withdrawal if you have decided not to exchange any of your previously tendered Eligible Options for Exchange.

You may withdraw the Eligible Options you tendered for exchange in the Offer at any time before 11:59 p.m. U.S. Pacific Daylight Savings Time on August 19, 2005, the currently scheduled Expiration Date of the Offer. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended Expiration Date of the Offer. In addition, if we have not accepted your Eligible Options for exchange before 11:59 p.m. U.S. Eastern Daylight Savings Time on August 22, 2005, the 40th business day following the commencement of the Offer, you may withdraw your options at any time thereafter.

To withdraw options tendered for exchange in the Offer, you must, in accordance with the instructions set forth in the Notice of Withdrawal attached as Appendix D hereto, properly complete, duly execute and deliver to us the Notice of Withdrawal, which must be received by us as specified below prior to 11:59 p.m. U.S. Pacific Daylight Savings Time, on the Expiration Date. Delivery of the Notice of Withdrawal must be made by one of the following methods:

•	regular or overnight mail to Magma Design Automation, Inc., 5460 Bayfront Plaza, Santa Clara, California 95054, Attn: Susan Berry

•	By hand to Susan Berry at the foregoing address

•	By fax to : 408-565-7980, Attn: Susan Berry

•	By email, scanned as a Portable Document Format (PDF) file, to susanb@magma-da.com. Subject line of email must be “Option Exchange.”

Individual confirmations of receipt will not be sent. Please keep copies of the documents you send.

Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described above in Section 3, “Procedures for Tendering Options for Exchange – Proper Tender of Eligible Options.”

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give you any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of Notices of Withdrawal. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

On the terms and subject to the conditions of this Offer, promptly following the Expiration Date we will accept for exchange and cancellation all Eligible Options properly tendered and not validly withdrawn as of the Expiration Date. The Replacement Options are currently expected to be granted on August 22, 2005. You will be granted your Replacement Options by no later than 11:59 p.m. on the Grant Date and you will receive notice of such grant and may view a statement showing summary information about your Replacement Options by 11:59 p.m. on August 25, 2005 by logging into your account at www.etrade.com, although for administrative processing reasons, you may not receive your new option grant paperwork for up to four weeks after the Grant Date. The Grant Date will change if we, in our sole discretion, elect to change the Expiration Date in order to extend the duration of this Offer. If we do change the Grant Date, the new Grant Date is expected to be the first business day after the Expiration Date.

6. CONDITIONS OF THIS OFFER.

If one or more of the conditions described below occur, we will not be required to accept any Eligible Options that you elect to exchange. We may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case, if, at any time on or after the commencement date of this Offer, and by 11:59 p.m. U.S. Pacific Daylight Savings Time on the Expiration Date, we determine that any condition described below has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with this Offer or to accept and cancel Eligible Options that you elect to exchange. These conditions are as follows:

•	if any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the exchanged Eligible Options, the issuance of Replacement Options, or otherwise relates to this Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	if any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, domestic or foreign, that, in our reasonable judgment, would or might directly or indirectly:

(a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of this Offer or otherwise relate to this Offer;

(b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options; or

(c) materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business;

•	if there is:

(a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us;

•	if any change or changes occur which, in our reasonable judgment, result in a material adverse change in our business, condition (financial or other), assets, income, operations, prospects or stock ownership, including but not limited to the following:

(a) litigation or other proceedings are instituted against us, or any of our officers or members of our Board of Directors in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect Magma;

(b) a material loss or interference with our business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance;

(c) the suspension of trading in our equity securities by the SEC or by the Nasdaq Stock Market; or

(d) a material change in the prospects for our business resulting from any number of factors such as a material adverse change in the financial or securities markets in the United States or elsewhere, or in political, financial or economic conditions in the United States or elsewhere, or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Magma or on the trading in our common stock;

(e) additional guidance under Section 409A of the IR Tax Code mandating treatment of option repricings or exchanges as deferred compensation.

•	if we are required to extend the Expiration Date more than two weeks beyond August 2, 2005 as a result of action or determination by the SEC or other regulatory authority;

•	if a change occurs or circumstances arise that frustrates or materially impairs our purpose in making the offer, as described in Section 2 above, or materially impairs or may materially impair the benefits, or materially increase the burden, of the Offer to us;

As of the date of this amended Offer to Exchange, no lawsuit or proceeding (including the litigation with Synopsys, Inc. referred to in Section 2 above) has triggered the litigation condition set forth above.

These conditions are for our benefit. We may assert any of these conditions in our sole discretion at any time before the Expiration Date and we may waive them at any time before the Expiration Date, whether or not we waive any other condition to this Offer. Should we decide to waive or assert any of the conditions to this Offer, we must do so by 11:59 p.m. U.S. Pacific Daylight Savings Time on the Expiration Date.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any particular right is not, and will not be construed as, the waiver of any other right, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the events described in this Section 6 will be final and binding on all Eligible Employees.

We currently expect that we will accept all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

7. PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our common stock. Our common stock is quoted on the Nasdaq National Market under the symbol “LAVA.” The following table shows, for the periods indicated, the closing sale prices per share of our common stock as reported by the Nasdaq National Market.

	High	Low
Fiscal 2006:
First quarter (through May 31, 2005)	$11.78	$5.58

Fiscal 2005:
Fourth quarter	$13.74	$10.50
Third quarter	$16.54	$12.15
Second quarter	$18.68	$14.85
First quarter	$22.23	$17.58

Fiscal 2004:
Fourth quarter	$28.88	$20.00
Third quarter	$25.50	$17.77
Second quarter	$24.05	$16.00
First quarter	$20.80	$7.64

Fiscal 2003:
Fourth quarter	$10.60	$6.76
Third quarter	$13.11	$6.89
Second quarter	$16.62	$8.48
First quarter	$22.51	$13.85

As of August 3, 2005, the last reported sale price of our common stock, as reported on the Nasdaq National Market, was $9.34 per share.

As of July 28, 2005, there were 34,795,856 shares of our common stock outstanding. As of the commencement of this Offer to Exchange on June 27, 2005, Eligible Options to purchase approximately 6.1 million shares, held by approximately 550 Eligible Employees, were outstanding. As of July 22, 2005, approximately 77 Eligible Employees had tendered Eligible Options to purchase a total of approximately 841,227 shares in response to this Offer.

We cannot guarantee that the Replacement Options will have a lower exercise price than your Eligible Options. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

Consideration. In this Offer, Eligible Options may be exchanged for Replacement Options to be granted in accordance with the exchange ratios set forth below (rounded down to the nearest whole share on a grant-by-grant basis):

If the exercise price of an Eligible Option is...	...the applicable Exchange Ratio (Eligible Option: Replacement Option) is…	As an Example, if you Exchanged an Eligible Option to purchase 1,000 Shares, you would Receive a Replacement Option to purchase…
Greater than $25.00	5:3	600 shares
From $20.01 to $25.00	20:13	650 shares
From $15.01 to $20.00	10:7	700 shares
From $10.50 to $15.00	4:3	750 shares

For example, if you exchange an Eligible Option to purchase 5,000 shares at $16.00 per share pursuant to this Offer, you will receive a Replacement Option exercisable for 3,500 shares; if you exchange an Eligible Option to purchase 3,525 shares at $16.00, you will receive a Replacement Option exercisable for 2,467 shares.

The number of shares of common stock issuable upon exercise of a Replacement Option will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur prior to the Grant Date.

If we receive and accept for exchange all outstanding Eligible Options, we will grant Replacement Options to purchase a total of approximately 4.3 million shares of our common stock. The common stock issuable upon exercise of the Replacement Options would equal approximately 13 percent of the total shares of our common stock outstanding as of June 10, 2005.

Term of the Replacement Options. All Replacement Options will have a term of five years, in contrast to Eligible Options, which had ten-year terms at their grant date.

Exercise Price of Replacement Options. All Replacement Options will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the Grant Date except for Replacement Options granted to Eligible Employees residing in Italy, which may have a different (higher) exercise price as described in Appendix B of this Offer. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options for which they are exchanged, because we can provide no assurance as to the price of our common stock in the future.

Vesting of Replacement Options. All Replacement Options issued in the Program, including Replacement Options exchanged for old, fully vested options, will have a new vesting schedule. The vesting schedule of replacement options will depend on how long you have been employed by Magma as of the Grant Date, as described in the following table:

If you have been employed by Magma less than two (2) years…	If you have been employed by Magma at least two years, but no more than three (3) years…	If you have been employed by Magma more than three (3) years…

… your Replacement Option will not vest at all until six (6) months after the Grant Date (the “First Vesting Date”). On the First Vesting Date, 12.5% of the shares underlying your Replacement Option will vest. Following the First Vesting Date, 2.083% of the shares underlying your Replacement Option will vest each successive month for 42 months thereafter.

	… your Replacement Option will not vest at all until six (6) months after the Grant Date (the “First Vesting Date”). On the First Vesting Date, 16.667% of the shares underlying your Replacement Option will vest. Following the First Vesting Date, 2.777% of the shares underlying your Replacement Option will vest each successive month for 30 months thereafter.	… your Replacement Option will not vest at all until six (6) months after the Grant Date (the “First Vesting Date”). On the First Vesting Date, 25% of the shares underlying your Replacement Option will vest. Following the First Vesting Date, 4.167% of the shares underlying your Replacement Option will vest each successive month for 18 months thereafter.

For example, if as of the Grant Date you have been a Magma employee for one year and you receive on the Grant Date a Replacement Option exercisable for 2000 shares, those shares will vest as follows:	For example, if as of the Grant Date you have been a Magma employee for two and one half years and you receive on the Grant Date a Replacement Option exercisable for 2000 shares, those shares will vest as follows:	For example, if as of the Grant Date you have been a Magma employee for one year and you receive on the Grant Date a Replacement Option exercisable for 2000 shares, those shares will vest as follows:

250 shares on February 19, 2005 41 shares on the nineteenth (19th) day of each month thereafter	333 shares on February 19, 2005 55 shares on the nineteenth (19th) day of each month thereafter	500 shares on February 19, 2005 83 shares on the nineteenth (19th) day of each month thereafter

Under the above scenario, your Replacement Option will become fully vested on August 19, 2009, four years from the Grant Date, provided that you are continuously an active employee of Magma during that time and subject to other terms and conditions of Magma’s 2001 Stock Incentive Plan and your applicable stock option agreement thereunder. The numbers show above will be subject to periodic rounding adjustments such that all of the shares underlying your Replacement Options will vest over four years.

Under the above scenario, your Replacement Option will become fully vested on August 19, 2008, three years from the Grant Date, provided that you are continuously an active employee of Magma during that time and subject to other terms and conditions of Magma’s 2001 Stock Incentive Plan and your applicable stock option agreement thereunder. The numbers show above will be subject to periodic rounding adjustments such that all of the shares underlying your Replacement Options will vest over three years.

Under the above scenario, your Replacement Option will become fully vested on August 19, 2007, two years from the Grant Date, provided that you are continuously an active employee of Magma during that time and subject to other terms and conditions of Magma’s 2001 Stock Incentive Plan and your applicable stock option agreement thereunder. The numbers show above will be subject to periodic rounding adjustments such that all of the shares underlying your Replacement Options will vest over two years.

The vesting commencement date for Replacement Options will be the Grant Date.

Other Terms and Conditions of the Replacement Options. All Replacement Options will be issued under our 2001 Stock Incentive Plan (“2001 Plan”), which is governed by U. S. law, and will be nonqualified stock options regardless of the tax status of the Eligible Options tendered for exchange. The shares of common stock for which the Replacement Options are exercisable are registered with the SEC.

The 2001 Plan is incorporated by reference herein as an exhibit to the Schedule TO, of which this Offer to Exchange is a part. The terms and conditions of the 2001 Plan are summarized in the prospectus prepared by us and previously distributed to you. You may obtain, at Magma’s expense, a copy of the 2001 Plan and the prospectus from Deborah Haynes at ext. 7931 (dhaynes@magma-da.com). In addition, you may obtain copies of the 2001 Plan or by referring to Exhibit 10.1 of our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2003 (SEC file number 000-33213), which is available at our investor relations website at http://investor.magma-da.com/edgar.cfm or at the SEC’s website at www.sec.gov.

Other terms and conditions of the Replacement Options will be set forth in a Notice of Stock Option Award and Stock Option Agreement to be entered into between you and Magma that will be similar to the notice of stock option grant and stock option agreements governing existing options issued under the Plan. To view the form of Notice of Stock Option Award and Stock Option Agreement that will govern your Replacement Options, you can refer to the following Exhibits to Magma’s amended tender offer statement on Schedule TO filed with the SEC on August 5, 2005 (SEC file number 005-77999), which is available at our investor relations website at http://investor.magma-da.com/edgar.cfm or at the SEC’s website at www.sec.gov.:

•	For employees residing in the United States, Exhibit 99(a)(10)(A) to the amended Schedule TO;

•	For international employees residing in countries other than China, India, or Israel, Exhibit 99(a)(10)(B) to the amended Schedule TO;

•	For employees residing in China, India or Israel, Exhibit 99(a)(10)(C) to the amended Schedule TO; and

•	For employees residing in the United Kingdom, Exhibit 99(a)(10)(D) to the amended Schedule TO.

The forms of agreements listed above are also available, at Magma’s expense, upon request from Deborah Haynes.

The statements in this Offer to Exchange concerning the 2001 Plan and the Replacement Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2001 Plan and the forms of notice of stock option grant and stock option agreements under the 2001 Plan.

9. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING STOCK OPTIONS.

A list of executive officers and members of our Board of Directors is attached to this Offer to Exchange as Appendix A . Our executive officers and members of our Board of Directors are not eligible to exchange their stock options in this Offer to Exchange.

As of June 15, 2005, all of our executive officers and members of our Board of Directors as a group (10 persons) beneficially owned options exercisable within 60 days under our stock option plans to purchase a total of 1,553,178 shares of our common stock. This represented approximately 15% of the shares subject to all options outstanding under all of our stock option plans. None of the options owned by our executive officers or members of our Board of Directors may be exchanged pursuant to this Offer.

The following is a list of the stock and stock option transactions involving our executive officers and directors during the 60 days prior to and including June 15, 2005:

Date	Name	Type	No. Shares	Price/Share
6/8/2005	Saeid Ghafouri	Option Grant	60,000	$8.54
6/8/2005	Roy Jewell	Option Grant	120,000	$8.54
6/8/2005	Rajeev Madhavan	Option Grant	120,000	$8.54
6/8/2005	Greg Walker	Option Grant	70,000	$8.54
6/13/2005	Susumu Kohyama	Option Grant	53,333	$8.70

There is no agreement, arrangement or understanding between Magma or, to the best of our knowledge, any of our executive officers or members of our Board of Directors, and any other person for the purchase or acquisition from Magma of any of our securities, except for, as of June 15, 2005:

•	outstanding options granted to executive officers to purchase an aggregate of 2,346,179 shares of common stock pursuant to our stock option plans;

•	outstanding options granted to non-employee members of our Board of Directors to purchase an aggregate of 418,331 pursuant to our stock option plans;

•	additional option grants that will be made to non-employee members of our Board of Directors according to the following formula set forth in our 2001 Stock Incentive Plan: upon first joining the Board of Directors, each non-employee director receives an automatic stock option grant for 50,000 shares, with 25% of such shares vesting one year after the date of grant and 2.0833% vesting each additional month of continuous service as a director thereafter. In addition, on the first business day following each regular annual meeting of stockholders, each non-employee director who will continue serving on the Board of Directors receives an automatic stock option grant for 20,000 shares (a “refresh grant”), provided that a non-employee director who is first elected to the Board of Directors other than at the annual meeting of stockholders shall receive an automatic stock option grant for a pro rata portion of 20,000 shares, based on the number of months remaining until the next annual meeting of stockholders. Refresh stock option grants to non-employee directors will become 100% vested and exercisable on the day immediately prior to the annual meeting of stockholders in the year immediately following the year of the grant, subject to continued service with Magma or a parent, subsidiary or affiliate of Magma. Magma’s Board of Directors currently includes five non-employee directors who were eligible to receive these refresh stock option grants.

In addition, although our executive officers and directors are not eligible to participate in the Offer, we expect that these individuals and many employees eligible to participate in the Offer will, consistent with Magma’s past practice, receive stock option grants in the future (including, for non-employee directors, options granted pursuant to the formula described above).

During the 60 days prior to and including June 15, 2005 we repurchased a total of two million shares of our outstanding common stock at an average purchase price of $7.99 per share pursuant to a stock repurchase program announced on April 13, 2005. We also repurchased, in privately negotiated transactions that took place in early May, $44.5 million face amount (or approximately 30 percent of the total) of our subordinated convertible promissory notes at an average discount to face value of approximately 22 percent. We spent an aggregate of approximately $34.8 million on the note repurchase.

10. STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

Up to 641,399 shares underlying exchanged Eligible Options returned to the 2001 Stock Incentive Plan will be used to issue Replacement Options in exchange for Eligible Options originally granted under the 1998 Stock Incentive Plan and the Moscape 1997 Stock Incentive Plan, both of which are closed for new grants, and the 2004 Employment Inducement Award Plan, which can only issue grants to newly hired employees. Other than those 641,399 shares, all of the shares representing the excess of the number of Eligible Options over the number of Replacement Options will be cancelled and retired, thus permanently retiring up to 1,171,647 shares subject to options.

Magma will be subject to variable accounting charges with respect to the 4.3 million shares underlying Replacement Options that may be issued under the Program. This charge will be recognized quarterly as the options vest over the vesting schedules described above. The amount of the charge recognized each quarter will be the aggregate difference between the fair market value of the shares underlying the Replacement Options at the end of each quarter and the exercise price of the Replacement Options, minus any expense recognized to date for such options. Upon our adoption of SFAS No. 123 (Revised), Share-Based Payment (“SFAS 123R”), we will no longer expense the Replacement Options using variable accounting and will not be required to recognize any remaining unrecognized variable compensation charge for such options. We expect to adopt SFAS 123R no later than that the beginning of our fiscal year 2007 on April 3, 2006.

11. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by this Offer, any material legal proceedings relating to this Offer, or any approval or other action by any government or regulatory authority or agency, other than SEC review and potential international filings, that is required for the exchange of Replacement Options for Eligible Options. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our obligation under this Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to the conditions described in Section 6 of this Offer to Exchange.

12. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following describes the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer which applies to eligible Employees residing in the U.S. and to Eligible Employees who are otherwise subject to U.S. tax law (e.g., because they are U.S. citizens). If you are are an Eligible Employee residing outside the United States, you should refer to Appendix B of this Offer to Exchange entitled “A Guide to International Issues” for a description of the tax consequences of the exchange of Eligible Options under this Offer in your country. We also recommend that you consult with your own legal or tax advisor to determine the tax consequences or social insurance contribution consequences of the Offer, because the information provided herein is not tailored to address any employee’s specific personal circumstances. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Employees.

The exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal or state income tax purposes upon grant of the Replacement Options. However, all Replacement Options will be nonqualified stock options (“NQSOs”), regardless of the tax status of Eligible Options you surrender. If you exchange Eligible Options that are incentive stock options (“ISOs”) for Replacement Options, you will forego favorable tax treatment available for ISOs. Key differences between the tax treatment of ISOs and NQSOs are summarized below; however, you should consult with your personal legal or tax advisor regarding the implication of such differences for your personal tax situation prior to deciding whether to participate in this Offer.

U.S. Federal Income Tax Treatment of Incentive Stock Options. An optionee will recognize no income upon grant of an ISO and will incur no tax upon exercise of an ISO unless the optionee is subject to the alternative minimum tax. If the optionee holds the shares purchased upon exercise of the ISO (“ISO Shares”) for more than one year after the date the option was exercised and for more than two years after the option grant date, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

If the optionee disposes of ISO Shares prior to the expiration of either required holding period (a “disqualifying disposition”), then any excess of the fair market value of shares at the time the option was exercised (or if less, the excess of the fair market value of the shares at the time of the disqualifying disposition) over the exercise price, will be treated as ordinary income. Any additional gain will be capital gain, and treated as long-term capital gain or short-term capital gain depending upon the amount of time the ISO Shares were held by the optionee.

Alternative Minimum Tax. The difference between the exercise price and fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the alternative minimum tax (“AMT”) . The AMT (imposed to the extent it exceeds the taxpayer’s regular tax) is currently 26% of an individual taxpayer’s alternative minimum taxable income (28% percent in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount (currently, $58,000 in the case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as the exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

U.S. Federal Income Tax Treatment of Nonqualified Stock Options . An optionee will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO, the optionee must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the optionee’s exercise price. The included amount must be treated as ordinary income by the optionee and may be subject to income tax withholding by Magma (either by payment in cash or withholding out of the optionee’s salary). Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as long-term or short-term capital gain or loss.

The above description of the U.S. federal income tax consequences of the exchange of Eligible Options under this Offer is general in nature and is not tailored to address any employee’s personal circumstances. We recommend that you consult your own legal or tax advisor with respect to the federal, state, local and foreign tax consequences of participating in this Offer.

13. TERMS OF THE OFFER SPECIFIC TO ELIGIBLE EMPLOYEES EMPLOYED OUTSIDE THE UNITED STATES.

If you are an Eligible Employee residing outside the United States who holds Eligible Options, you are subject to the terms of this Offer as described herein. You should refer to Appendix B of this Offer to Exchange entitled “A Guide to International Issues” for a discussion of the tax and other consequences of accepting or rejecting the Offer under the law of the country in which you are employed. Appendix B is a summary description of the foreign tax and other consequences of the exchange of Eligible Options under this Offer and is not tailored to address any employee’s personal circumstances.

Before accepting this Offer, we recommend that you consult with your legal or tax advisor to determine the tax consequences of the Offer in light of your personal tax and financial situation.

14. EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

We may, at any time prior to the Expiration Date, extend the period of time during which this Offer is open and delay accepting any tendered Eligible Options by announcing the extension and giving oral or written notice of the extension to Eligible Employees.

We may, at any time prior to the Expiration Date terminate, postpone or amend this Offer. To postpone accepting or canceling Eligible Options, we must announce the postponement and give oral or written notice of the postponement to the Eligible Employees. Our right to postpone accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the Eligible Options promptly after we terminate or withdraw this Offer.

Subject to applicable law, we may amend this Offer in any way, including decreasing or increasing the consideration offered in this Offer to Eligible Employees or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in this Offer.

We may amend this Offer at any time prior to the expiration of this Offer by announcing the amendment. If we extend the length of time during which this Offer is open, the amendment must be announced no later than 6:00 a.m. U.S. Pacific Daylight Savings Time on the next business day following the last previously scheduled or announced Expiration Date. Any announcement relating to this Offer will be sent promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of the change.

If we materially change the terms of this Offer or the information about this Offer, or if we waive a material condition of this Offer, we may extend this Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of this Offer or information about this Offer, other than a change in price or a change in the percentage of securities sought, will depend on the facts and circumstances. If this Offer is scheduled to expire within ten business days from the date we notify you of an increase or decrease in what we will give you in exchange for your Eligible Options or in the number of Eligible Options to be exchanged in this Offer, we will extend this Offer for at least that number of business days necessary to allow you a total of ten business days after the date the notice is published to consider the change.

15. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person pursuant to this Offer.

16. INFORMATION ABOUT MAGMA.

General

Our principal executive offices are located at 5460 Bayfront Plaza, Santa Clara, California, and our telephone number is (408) 565-7500. Information regarding our executive officers and members of our Board of Directors is contained in Appendix A of this Offer to Exchange and incorporated herein by reference. Our website address is www.Magma-da.com. The information on our website is not a part of this Offer.

Magma provides electronic design automation, or EDA, software products and related services. Our software enables chip designers to reduce the time it takes to design and produce complex integrated circuits used in the communications, computing, consumer electronics, networking and semiconductor industries. Our products comprise a complete digital integrated solution for the chip development cycle, from initial design through physical implementation. We also provide consulting, training and maintenance services for our products. Information concerning our business, including our background, strategy, products, research and development activities, competition and factors that may affect our future results, is included in our Annual Report on Form 10-K for the year ended March 31, 2005, a copy of which may be obtained in the manner described in Section 19, “Additional Information”.

Summary Financial Data

Set forth below is a selected summary of certain financial information about Magma. The selected financial data is derived from our consolidated financial statements and notes thereto, included in Item 8 of our Annual Report on Form 10-K for the year ended March 31, 2005 (the “2005 Form 10-K”), as filed with the SEC, and which financial statements are incorporated herein by reference. The selected financial data set forth below should be read in conjunction with such consolidated financial statements and notes thereto, as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 7 of our 2005 Form 10-K. The 2005 Form 10-K is available from us upon request and is also available on our website at http://investor.magma-da.com/edgar.cfm and at the SEC’s website at www.sec.gov. Our historical results are not necessarily indicative of our future results.

Summary Consolidated Statements of Operations Data

(in thousands, except per share data):

	Years ended March 31,
	2005	2004	2003
Total revenue	$145,941	$113,729	$75,092
Cost of revenue	22,216	16,647	11,575

Gross profit	123,725	97,082	63,517
Total operating expenses	129,379	83,449	60,523

Operating income (loss)	(5,654)	13,633	2,994
Other income, net	209	1,418	1,263

Net income (loss) before income taxes	(5,445)	15,051	4,257
Provision for income taxes	(3,136)	(3,576)	(1,183)

Net income (loss)	(8,581)	11,475	3,074

Net income (loss) per share—basic	$(0.25)	$0.36	$0.10

Net income (loss) per share—diluted	$(0.25)	$0.29	$0.10

Summary Consolidated Balance Sheet Data

(in thousands)

	2005	2004
Cash and cash equivalents, short-term and long-term investments	$135,518	$150,842
Total assets	$319,224	$314,475
Convertible subordinated notes	$150,000	$150,000
Other non-current liabilities	$1,749	$5,999
Total stockholders’ equity	$121,399	$117,739
Book value per share (a)	$3.44	$3.47

(a)	Book value per share is computed by dividing stockholders’ equity by the number of shares of Common Stock outstanding at the end of the period presented.

Ratio of Earnings to Fixed Charges

(unaudited)

	Years ended March 31,
	2005		2004
Ratio of earnings to fixed charges	(b	)	14.34
Coverage deficiency	$6,428		n/a

(b)	Due to the company’s losses for the year ended March 31, 2005, the coverage ratio was less than 1:1. The coverage deficiency for the period represents the additional earnings necessary for the Company to achieve a coverage ratio of 1:1.

The ratio of earnings to fixed charges was calculated by dividing (i) income/loss before income taxes plus fixed charges less capitalized interest by (ii) fixed charges. Fixed charges consist of interest expense.

17. RISK FACTORS.

Exchanging Eligible Options in the Offer involves a number of potential risks, including those described below. You should carefully consider the risks described below and the risk factors under the caption “Factors That May Affect Our Business and Future Results of Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed with the SEC on June 14, 2005. You should consider these risks and are encouraged to speak with a financial and tax advisor as necessary before deciding whether or not to tender your options for exchange in the Offer. In addition, we strongly urge you to read carefully the rest of this Offer to Exchange, the accompanying appendixes and other documents to which we have referred you before deciding whether to exchange Eligible Options in the Offer.

Your Replacement Options will be exercisable for fewer shares of Magma common stock than the Eligible Options you tender for exchange.

Your Replacement Options will be exercisable for only a portion of the total number of shares of common stock underlying your existing Eligible Options. As a result, depending on the market price of our common stock, you may benefit more from holding your existing Eligible Options than by exchanging them for Replacement Options. We advise you to consult with your financial advisor regarding the potential benefits of holding your existing Eligible Options.

If Magma’s stock price increases after your exchanged Eligible Options are cancelled, your cancelled Eligible Options might have been worth more than the Replacement Options that you will receive in exchange for them.

For example, if you cancel an Eligible Option with a $13.00 grant price, and Magma’s common stock appreciates to $15.00 per share when the Replacement Options are granted, your Replacement Option will have a higher grant price than your Eligible Option and represent the right to purchase fewer shares of common stock than your Eligible Option.

Your Replacement Options will have a new vesting schedule.

Regardless of the vested status of the Eligible Options that you exchange in the Offer, your Replacement Options will be subject to a new vesting schedule as described in this Offer to Exchange and the applicable option agreement. All Replacement Options will be completely unvested upon grant. Therefore, subject to the conditions of the applicable option agreement and the terms of the 2001 Stock Incentive Plan, if your employment with us terminates following the Grant Date, either voluntarily or involuntarily, your replacement options may be completely forfeited or you may have a smaller vested interest in them at the time your employment with us is terminated as compared to your vested interest in the Eligible Options you exchanged and which were cancelled pursuant to the Offer.

Your Replacement Options will not be Incentive Stock Options.

Replacement Options will be nonqualified stock options rather than incentive stock options and therefore will not be eligible for U.S. favorable tax treatment that may be available for incentive stock options, which generally may be exercised without an immediate tax liability for the optionee and which allow the optionee under certain circumstances to receive capital gains tax treatment upon disposition of underlying shares. You should consult with your legal or tax advisors regarding the difference in U.S. tax treatment between incentive stock options and nonqualified stock options, and the implications of that difference for your personal tax situation. In general, Replacement Options will not be eligible for favorable tax treatment in foreign countries, with the exception of Italy.

If you are subject to foreign tax laws, exchanging your Eligible Options may have tax and social insurance consequences.

If you are a resident of the U.S. but subject to foreign tax laws or if you are a tax resident of a foreign country, there may be tax and social insurance consequences that may apply to you for tendering eligible options in exchange for replacement options pursuant to the Offer. You should be certain to consult your own legal or tax advisors to discuss these consequences.

Business-related risks

The risk factors relating to Magma’s business and prospects included under the heading “Factors That May Affect Our Business and Future Results of Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2005 are incorporated herein by reference.

18. FORWARD-LOOKING STATEMENTS

This Offer to Exchange and the documents incorporated by reference herein include forward-looking statements. You can often identify these and other forward looking statements by terms such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” or comparable terminology. As an example, these forward-looking statements include, but are not limited to, our expectations about the effects of the stock option exchange program on employee incentives and retention and certain statements in our filings with the SEC regarding our results of operations and financial performance. Although we believe that the expectations reflected in these forward-looking statements are reasonable, and we have based these expectations on our beliefs and assumptions, such expectations may prove to be incorrect. Actual outcomes, results of operations and financial performance could differ significantly from those expressed in or implied by our forward-looking statements. You should not place undue reliance on any such forward-looking statements. Except to the extent required by federal securities laws, we do not intend to update forward-looking information or to release the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

19. ADDITIONAL INFORMATION

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, as amended, including its exhibits, before making a decision on whether to tender your options.

In addition, we recommend that you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to participate in the Offer:

•	Our Annual Report on Form 10-K for our fiscal year ended March 31, 2005 and filed with the SEC on June 14, 2005

•	Our Current Reports on Form 8-K filed with the SEC on June 30, 2005 and July 28, 2005

•	Our Definitive Proxy Statement for our Annual Meeting of Stockholders to be held August 30, 2005, filed with the SEC on July 29, 2005

•	All other documents subsequently filed by us, during the pendency of the Offer to Exchange, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act.

Excepted as noted in the list above, the Securities and Exchange Commission file number for these filings is 000-33213. The filings listed above, our other annual, quarterly and current reports and proxy statements and our other Securities and Exchange Commission filings may be examined at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or on the Internet at http://www.sec.gov. You may obain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.

We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred above, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Investor Relations

Magma Design Automation

5460 Bayfront Plaza

Santa Clara, CA 95054-3600

Phone: (408) 565-7500

As you read the documents listed in this Section 19, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange about Magma should be read together with the information contained in the documents to which we have referred you.

Appendix A

APPENDIX A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF MAGMA

The executive officers and members of the Board of Directors of Magma and their positions and offices as of July 28, 2005, are set forth in the following table:

Name	Position and Offices Held
Rajeev Madhavan	Chief Executive Officer and Chairman of the Board
Roy E. Jewell	President and Chief Operating Officer and Director
Gregory C. Walker	Senior Vice President, Finance and Chief Financial Officer
Saeid Ghafouri	Senior Vice President, Worldwide Field Operations
Hamid Savoj	Senior Vice President, Product Development
Timothy J. Ng	Director
Dr. Susumu Kohyama	Director
Chester J. Silvestri	Director
Thomas M. Rohrs	Director
Kevin Eichler	Director

The business address of each director and executive officer is: c/o Magma Design Automation, Inc., 5460 Bayfront Plaza, Santa Clara, CA 95054. The business telephone number of each director and executive officer is (408) 565-7500.

Rajeev Madhavan has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception in April 1997. Mr. Madhavan served as our President from our inception until May 2001. Prior to co-founding Magma, from July 1994 until February 1997, Mr. Madhavan founded and served as the President and Chief Executive Officer of Ambit Design Systems, Inc., an electronic design automation software company, later acquired by Cadence Design Systems, Inc., an electronic design automation software company.

Roy E. Jewell has served as our President since May 2001 and as one of our directors since July 2001. Mr. Jewell has served as our Chief Operating Officer since March 2001. From March 1999 to March 2001, Mr. Jewell served initially as the Chief Executive Officer and later as a consultant at a company he co-founded, Clarisay, Inc., a supplier of surface acoustic wave filters. From January 1998 to March 1999, Mr. Jewell was a member of the CEO Staff at Avant! Corporation, a provider of software products for integrated circuit designs. From July 1992 to January 1998, Mr. Jewell was the President and Chief Executive Officer of Technology Modeling Associates, Inc. or TMA, subsequently acquired by Avant! Corporation. Prior to that time, Mr. Jewell served in various marketing positions at TMA.

Gregory C. Walker has served as our Chief Financial Officer and Vice President—Finance since August 2002, and as our Senior Vice President—Finance since September 2002. From April 1999 to April 2002 he served as Chief Financial Officer, and most recently as interim Chief Executive Officer, for Accrue Software, Inc., a leading provider of customer relationship management products. From October 1997 to March 1999, Mr. Walker was Chief Financial Officer at Duet Technologies, Inc., a provider of semiconductor design services and software. From January 1997 through September 1997, Mr. Walker served as Chief Financial Officer of NeTpower, Inc., a manufacturer of workstations and servers. From December 1990 to January 1997, Mr. Walker served as Treasurer, Vice President of Finance and acting Chief Financial Officer, successively, at Synopsys, Inc., a supplier of electronic design automation solutions for the global electronic market. Prior to working at Synopsys, Mr. Walker held various positions in financial operations at Xerox Corporation and IBM Corporation.

Saeid Ghafouri has served as our Senior Vice President, Worldwide Field Operations since September 2002. From September 1999 to September 2002 Mr. Ghafouri was President and Chief Executive Officer of Empact Software, Inc., an enterprise software company. He served as President and Chief Executive Officer of an electronic

Appendix A

design automation company, interHDL, which was acquired by Avant! Corporation, from April 1998 to September 1999. Prior to that Mr. Ghafouri served in various management positions between June 1996 and April 1998 at Synopsys, Inc., most recently as Vice President—Business Development for library products. He spent eight years with Cadence Design Systems Inc., between March 1986 and May 1994, where he served in various positions in Sales, Marketing and Applications Engineering.

Hamid Savoj co-founded our company and has served as our Senior Vice President, Product Development since September 2002. Before that he served as our Vice President, Product Development since July 2000. Between April 1997 and July 2000 he served as Magma’s principal engineer. From April 1994 to April 1997 Mr. Savoj was a senior member of the consulting staff at Cadence Design Systems.

Timothy J. Ng was appointed to Magma’s Board in March 2003. Mr. Ng currently serves as an independent consultant providing investment banking advice, with emphasis on mergers and acquisitions and valuation. From April 2003 to January 2004, Mr. Ng was Managing Director at SoundView Technology Group, Inc., a technology-focused investment bank, where he also served as the head of SoundView’s mergers and acquisitions group. Previously, Mr. Ng served as a Managing Director in the mergers and acquisitions department at Credit Suisse First Boston, and as a member of its Global Technology Group from 1999 to December 2002. From 1995 to 1999, Mr. Ng was a Director at Cowen & Company, a technology and health care industry-focused investment bank, where he co-founded the mergers and acquisitions group. From 1986 to 1995, Mr. Ng served in various corporate finance and mergers and acquisitions positions at Morgan Stanley Dean Witter and The First Boston Corporation, both global investment banking institutions.

Susumu Kohyama was appointed to Magma’s Board in June 2005. Dr. Kohyama has been President and CEO of Toshiba Ceramics Co., Ltd., a leading materials company serving the semiconductor and LCD industries, since June 2004. Dr. Kohyama has over 25 years’ experience in the semiconductor industry. From 1998 through April 2001, Dr. Kohyama served in various senior management capacities at Toshiba Corporation. After April 2001 he served in various senior management positions at Toshiba Semiconductor Company and in 2003 became Chief Technology Officer of Toshiba’s Electronic Devices Group. Dr. Kohyama has been a member of the Board of Directors of Toshiba Corporation since 1997.

Chet. Silvestri was appointed to Magma’s Board in July 2003. At present, Mr. Silvestri is an independent investor and consultant to the high-tech industry. From June 2003 to May 2005, Mr. Silvestri was Chief Executive Officer of CEVA, Inc., a licensor of digital signal processing cores and platform-level intellectual property to semiconductor and electronic industries. Mr. Silvestri has over 25 years’ experience in the semiconductor industry. From January 2003 until his appointment at CEVA, Mr. Silvestri served as a consultant to the high tech industry. From June 2002 to January 2003, Mr. Silvestri held the position of Chairman of Arcot Systems, having been President and CEO from 1999 to 2002. Arcot Systems is the developer of the “Verified by Visa” credit card authentication software product. From 1998 to 1999, Mr. Silvestri was COO of Tripath Technology, Inc. From 1992 to 1998, Mr. Silvestri held various positions at Sun Microsystems, Inc., most recently as President of the Microelectronic Division. Prior to Sun, Mr. Silvestri was Vice President and General Manager of the Technology Licensing division of MIPS Computer Systems, Inc. from 1986 to 1992. Before joining MIPS, Mr. Silvestri held various marketing management positions at Intel, both in the U.S. and in Europe.

Thomas Rohrs was appointed to the Company’s board of directors in July 2003. Mr. Rohrs currently serves as an independent advisor or consultant to a number of companies. In addition, Mr. Rohrs currently serves on the board of directors of Ultraclean Technology Inc, Electroglas Inc. and several private companies. From 1997 until July 2003, Mr. Rohrs was an executive at Applied Materials, Inc., a manufacturer of products and services to the semiconductor industry in a number of positions including Senior Vice President, Global Operations and Member of the Executive Committee. From 1992 to 1997, Mr. Rohrs held various positions at Silicon Graphics, Inc., a computer hardware company, most recently as Vice President, Worldwide Operations. From 1989 to 1992, Mr. Rohrs was Senior Vice President, Manufacturing and Customer Service, of MIPS Computer Systems. From 1977 to 1989, Mr. Rohrs held various management positions at Hewlett Packard Company, most recently as Group Operations Manager, Personal Computer Group.

Casey Eichler is currently Vice President and Chief Financial Officer of MIPS Technologies, a leading provider of industry-standard processor architectures and cores for digital consumer and business applications. He previously served as Chief Financial Officer and Vice President of Operations for Visigenic Software, a provider of

Appendix A

software tools for distributed object technologies for the Internet, Intranet and enterprise computing environments. Mr. Eichler’s previous roles include financial management positions with Microsoft Corp. and NeXT, Inc. Mr. Eichler presently serves on the board of directors for SupportSoft (SPRT), a leading provider of Real-Time Service Management (RTSM ™ ) software; and for Ultra Clean Holdings (UCTT), a developer and supplier of critical subsystems for the semiconductor capital equipment industry.

Appendix B

APPENDIX B

A Guide to International Issues

The following Appendix contains summaries of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Canada, China, Finland, France, Germany, India, Israel, Italy, Japan, Korea, the Netherlands, Singapore, Taiwan and the United Kingdom. The summaries are general in nature and do not discuss all of the legal or tax consequences that may be relevant to you in light of your particular circumstances, nor are they intended to be applicable in all respects to all categories of option holders. This supplement is based on the laws in effect in those countries as of August 2005. Such laws often are complex and change frequently and occasionally on a retroactive basis. As a result, the information contained in the supplement may be out of date at the time you exercise your options, your awards vest or you sell shares of stock underlying your Replacement Options. If you are a citizen or resident of a country other than that where you are subject to tax, the information contained in the relevant country tax summary may not be applicable to you. Each summary also includes other country specific requirements that may affect your participation in the offer. You are advised to seek appropriate professional legal and tax advice as to how the tax and other laws in your country apply to your specific situation.

By electing to participate in this Offer, you agree to and acknowledge the following information:

Nature of Offer. (1) The Offer is established voluntarily by Magma, it is discretionary in nature and it may be extended, modified, suspended or terminated by Magma at any time, as provided in this Offer; (2) the grant of the right to receive Replacement Options on the Grant Date, subject to conditions stated in this Offer, is voluntary and occasional and does not create any contractual or other right to receive future benefits; (3) decisions with respect to future option grants under any Magma employee stock plan, if any, will be at the sole discretion of Magma; (4) your participation in this Offer shall not create a right to employment or be interpreted to form an employment agreement with Magma and shall not interfere with the ability of your current employer to terminate your employment relationship at any time with or without cause (subject to the terms of your employment contract, if any); (5) you are voluntarily participating in this Offer; (6) the right to receive Replacement Options from Magma on the Grant Date, subject to the conditions stated in this Offer, is an extraordinary item and is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (7) the future value of Magma common stock is unknown and cannot be predicted; (8) if you participate in this Offer and receive Replacement Options, the exercise price of the Replacement Options may be higher than the exercise price of the exchanged options; (9) you will not be granted Replacement Options or any compensation in lieu of Replacement Options if you terminate employment or are terminated from employment with Magma prior to the Grant Date.

Responsibility for Taxes. In Canada, India, Israel, Japan, the Netherlands, Singapore and the United Kingdom you may be subject to tax as a result of the exchange of an Eligible Option for the grant of a Replacement Option under this Offer. Please see individual country summaries for further information. You are advised to seek professional advice from your personal legal or tax advisor on the tax consequences related to your participation in this offer. If you are subject to tax as a result of your participation in the Offer, the following terms will apply to you:

Regardless of any action that Magma takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the exchange, including the cancellation of Eligible Options and the Grant of Replacement Options (“Applicable Withholdings”), you acknowledge that the ultimate liability for all Applicable Withholdings is and remains your sole responsibility. In that regard, you authorize Magma and/or its subsidiaries to withhold all Applicable Withholdings legally payable by you from your wages or other cash payment paid to you by Magma or ultimately from proceeds of the sale of shares. Finally, you agree to pay to Magma any amount of Applicable Withholdings that Magma may be

Appendix B

required to withhold as a result of your participation in this Offer if Magma does not satisfy the Applicable Withholding through other means.

Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer (“Employer”) and Magma and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in this offer.

You understand that Magma and your Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Magma, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the offer (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of this offer that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in this Program, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may deposit any shares of stock acquired upon exercise of the Replacement Option (if granted). You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in this offer. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in this Program. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact local human resources representative.

Magma Design Automation, Inc.

Employee Information Supplement

Canada

This summary is based on Canadian federal tax law. Different tax consequences may apply under provincial tax laws.

Tax Information

Option Exchange

The tax treatment as a result of the exchange of an Eligible Option for a Replacement Option is uncertain. It is possible that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of options; or (iii) two separate transactions ( i.e., a tender of outstanding options for cancellation, followed by a grant of new and unrelated options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. We believe that the tax authorities will likely view the transaction as described in (iii), but no definitive guidance has been issued in this regard.

Tax Information for Replacement Options

The tax consequences related to your Replacement Options may vary depending on the exercise method you use to exercise your Replacement Options. In general, you will be subject to income tax and

Appendix B

social insurance contributions (to the extent you have not already exceeded your annual contribution ceiling) when you exercise your Replacement Options on the difference (or “Spread”) between the fair market value of the shares on the date of exercise and the exercise price. Only one-half of the Spread is subject to tax; that is, you can permanently exclude one-half of the Spread from the taxable amount at exercise. You will be subject to tax on the remaining one-half of the Spread at your applicable marginal tax rate. In addition, you may take advantage of tax-favored treatment and defer taxation of the taxable portion of the Spread arising upon exercise, as permitted by the Canadian Income Tax Act. Your employer will not withhold taxes or social insurance contributions from the Spread at the time you exercise your Replacement Options but reserves the right to withhold taxes in the future if required by law. Your employer will report this income on your T-4 form. You will also be subject to tax upon the sale of your shares. Your taxable benefit at sale will vary depending on the method you use to exercise your Replacement Options and the cost basis of your existing shares of Magma. You should consult with a legal or tax advisor to determine your taxable benefit at sale.

It is your responsibility to report and pay any income tax due as a result of your acceptance of this Offer, the exercise of your Replacement Options, or the sale of your underlying shares. You agree to seek advice from your personal legal or tax advisor, at your own expense, regarding the tax implications of any Replacement Options granted to you.

Securities Law Information

With respect to your Replacement Options, you are permitted to sell shares you may acquire through the designated broker appointed under the 2001 Plan, if any, provided the resale of shares acquired under the 2001 Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The shares are currently listed on the NASDAQ Exchange.

Magma Design Automation, Inc.

Employee Information Supplement

China

Tax Information

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an Eligible Option for the grant of a Replacement Option. However, this result is not entirely certain and, thus, you are advised to seek professional advice from your personal legal or tax advisor on this issue.

Tax Information for Replacement Options

You will be subject to income tax and any applicable social taxes when you exercise your Replacement Options on the difference (or “Spread”) between the fair market value of the shares on the date of exercise and the exercise price. Your employer will withhold all applicable taxes from the Spread at the time you exercise your Replacement Options and will report this income to the tax authorities. Since you must sell your shares on the same day that you exercise your options (see below, Regulatory Information), you are unlikely to realize an additional tax benefit upon the sale of your shares.

It is your responsibility to report and pay any income tax due as a result of your acceptance of this Offer, the exercise of your Replacement Options, or the sale of your underlying shares. Should there be a difference between the actual tax liability and the amount withheld, it is your responsibility to report and pay any additional taxes resulting from the exercise of your Replacement Options and the sale of your underlying shares. You agree to seek advice from your personal legal or tax advisor, at your own expense, regarding the tax implications of any Replacement Options granted to you.

Appendix B

Regulatory Information

Due to regulatory requirements, you will be required to use the “cashless exercise” (same day sale) method of exercise. This means that you will be required to immediately sell all of the shares acquired upon any exercise of your Replacement Option. You will receive the cash proceeds equal to the difference between the exercise price and the proceeds from the sale of your shares subject to the option, minus any applicable taxes and brokerage fees. You will not be entitled to receive or hold any shares. However, Magma reserves the right to eliminate the requirement to use a cashless exercise (same day sale) method of exercise and, in its sole discretion, to permit cash exercises or cashless sell-to-cover exercises should local regulatory requirements change.

Exchange Control Information

Exchange control restrictions may limit your ability to repatriate to China the funds received upon the cashless exercise (same-day sale) of your options. This issue should be examined prior to exercise, as you may be able to take steps to mitigate these restrictions, such as limiting the amount proposed to be transferred to US$10,000.

Magma Design Automation, Inc.

Employee Information Supplement

Finland

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of an Eligible Option for the grant of a Replacement Option.

Tax Information for Replacement Options

You will be subject to income tax and social insurance contributions when you exercise your Replacement Options on the difference (or “Spread”) between the fair market value of the shares on the date of exercise and the exercise price. You also may be subject to church tax on the Spread. Your employer will withhold all applicable taxes from the Spread at the time you exercise your Replacement Options and will report this income to the tax authorities. You will also be subject to tax upon the sale of your shares. The capital gains tax treatment will vary depending on how long you hold the shares.

It is your responsibility to report and pay any income tax due as a result of your acceptance of this Offer, the exercise of your Replacement Options, or the sale of your underlying shares. Should there be a difference between the actual tax liability and the amount withheld, it is your responsibility to report and pay any additional taxes resulting from the exercise of your Replacement Options and the sale of your underlying shares. You agree to seek advice from your personal legal or tax advisor, at your own expense, regarding the tax implications of any Replacement Options granted to you.

Appendix B

Magma Design Automation, Inc.

Employee Information Supplement

France

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of an Eligible Option for the grant of a Replacement Option.

Tax Information for Replacement Options

Your Replacement Options will not be qualified French stock options granted under Section L. 225-177 to L. 225-186 of the French Commercial Code. You will be subject to income tax and any applicable social taxes when you exercise your Replacement Options on the difference (or “Spread”) between the fair market value of the shares on the date of exercise and the exercise price. Your employer will withhold all applicable social taxes from the Spread at the time you exercise your Replacement Options (and will also withhold personal income tax if you are not a tax resident of France at that time). Your employer will report the income you realized at exercise to the tax authorities. If the aggregate annual proceeds that you (and certain family members) receive from the sale of stock exceed a certain amount, set annually ( i.e. , €15,000 for 2005), you will also be subject to tax upon the sale of your shares.

It is your responsibility to report and pay any income tax due as a result of your acceptance of this Offer, the exercise of your Replacement Options, or the sale of your underlying shares. Should there be a difference between the actual tax liability and the amount withheld, it is your responsibility to report and pay any additional taxes resulting from the exercise of your Replacement Options and the sale of your underlying shares. You agree to seek advice from your personal legal or tax advisor, at your own expense, regarding the tax implications of any Replacement Options granted to you.

Exchange Control Information

You may hold shares outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. Furthermore, you must declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

Magma Design Automation, Inc.

Employee Information Supplement

Germany

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of an Eligible Option for the grant of a Replacement Option.

Tax Information for Replacement Options

You will be subject to income tax and any applicable social taxes when you exercise your Replacement Options on the difference (or “Spread”) between the fair market value of the shares on the date of exercise and the exercise price. Pursuant to Section 19a of the Income Tax Act (Einkommenssteuergesetz), you may be able to deduct from the Spread per calendar year the lesser of (i) €135, and (ii) 50% of the value of the shares on the date on the date of exercise, because this income results from the purchase of stock in your employer’s parent company. We recommend that you confirm the availability of this deduction with your legal or tax advisor. Your employer will withhold all applicable taxes (your social tax contributions may be subject to caps) from the Spread at the time you exercise your Replacement Options and will report this income to the tax authorities. You will also be subject to tax upon the sale of your shares. The capital gains tax treatment will vary depending on how long you hold the shares.

Appendix B

It is your responsibility to report and pay any income tax due as a result of your acceptance of this Offer, the exercise of your Replacement Options, or the sale of your underlying shares. Should there be a difference between the actual tax liability and the amount withheld, it is your responsibility to report and pay any additional taxes resulting from the exercise of your Replacement Options and the sale of your underlying shares. You agree to seek advice from your personal legal or tax advisor, at your own expense, regarding the tax implications of any Replacement Options granted to you.

Exchange Control Information

If you remit proceeds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank. This reporting is normally accomplished through the German bank involved in processing your payment. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must report your share holding on an annual basis in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Magma Design Automation, Inc.

Magma Design Automation, Inc.

Employee Information Supplement

India

Tax Information

Assuming that the 2001 Plan has been filed properly with the Chief Commissioner of Income Tax (“CCIT”) and still qualifies under the tax guidelines issued by the Central Government of India which permit favorable tax treatment for stock issued under an employee stock plan provided certain conditions are met, the “Guidelines,” you will not be subject to personal income tax when you exercise your options but will be subject to tax when you sell the underlying shares as described below. If the 2001 Plan has not been filed with the CCIT or if it no longer qualifies under the Guidelines when you exercise your options, you will be subject to personal income tax when you exercise your options as described below. No provident fund contributions or other social insurance contributions are due at exercise or sale, regardless of whether the requirements of the Guidelines are met.

Magma cannot guarantee that the 2001 Plan will qualify under the Guidelines when you exercise your options.

If your Eligible Options were granted under the 2004 Employment Inducement Award Plan as a new hire option grant, your Eligible Options will not qualify for favorable tax treatment under the Guidelines and you will be subject to tax when you exercise your options as described below.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an Eligible Option for the grant of a Replacement Option. However, this result is not entirely certain and thus, you are advised to seek professional advice from your personal legal or tax advisor on this issue.

Tax Information for Replacement Options

If you participate in the exchange, your Replacement Options will be issued under the 2001 Plan which has been filed with the CCIT under the Guidelines. As noted above, Magma cannot guarantee that the 2001 Plan will qualify under the Guidelines when you exercise your Replacement Options.

If your Replacement Options do not qualify under the Guidelines when you exercise your Replacement Options, you will be subject to income tax when you exercise your Replacement Options on the difference (or “Spread”) between the exercise price and the fair market value of the underlying shares at

Appendix B

exercise. In this case, your employer will withhold taxes and report the taxable perquisite to the tax authorities.

If your Replacement Options qualify under the Guidelines when you exercise your Replacement Options, you will be subject to income tax when you sell the shares underlying your Replacement Options. Your taxable benefit is the difference between the sale proceeds and the exercise price you pay to acquire the underlying shares. Your employer is not responsible for withholding taxes but must report the Spread you realized at exercise as exemption income to the tax authorities on its annual return of salaries. You are obligated to file a tax return with the tax authorities and disclose any gains realized upon sale of the shares. You must pay advance tax on any gains in the year in which they are realized. The amount and the due date of the advance tax depends on the date of sale of your shares in the relevant year.

No provident fund contributions or other social insurance contributions are due on the Spread, regardless of whether the requirements of the Guidelines are met.

It is your sole responsibility to report and pay any income tax due as a result of your acceptance of this Offer, the exercise of your Replacement Options, or the sale of your underlying shares. You agree to seek advice from your personal legal or tax advisor, at your own expense, regarding the tax implications of any Replacement Options granted to you.

Exercise Information

Due to exchange control restrictions, you will not be permitted to use the cashless sell-to-cover method of exercise, under which you sell only the number of shares sufficient to cover the exercise price. Furthermore, when you sell your shares, you must repatriate the sale proceeds to India and the proceeds must be converted to local currency. You must also obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where you deposited the foreign currency. Finally, you should provide your employer with a copy of the FIRC.

Magma Design Automation, Inc.

Employee Information Supplement

Israel

Tax Information

Option Exchange

It is unlikely that you will subject to tax as a result of the exchange of an Eligible Option for the grant of a Replacement Option. However, this result is not entirely certain and, thus, you are advised to seek professional advice from your personal legal or tax advisor on this issue.

Exercise Information

Due to administrative requirements, you will be required to use the cashless exercise (same day sale) method of exercise. This means that you will be required to immediately sell all of the shares acquired upon any exercise of your option. You will receive the cash proceeds equal to the difference between the exercise price and the proceeds from the sale of your shares subject to the option, minus any applicable taxes and brokerage fees. You will not be entitled to receive or hold any shares. However, Magma reserves the right to eliminate the requirement to use a cashless exercise (same day sale) and, in its sole discretion, to permit cash exercises or cashless sell-to-cover exercises should local administrative requirements change.

Appendix B

Tax Information for Replacement Options

You will be subject to income tax and any applicable social taxes when you sell the shares underlying your Replacement Options. You must sell your shares on the same day that you exercise your options (see above, Exercise Information). You will be taxed on the difference between your sale proceeds and the exercise price you pay to acquire the shares (the “Spread”). Your employer will withhold all applicable taxes from the Spread at the time you exercise your Replacement Options and will report this income to the tax authorities.

It is your responsibility to report and pay any income tax due as a result of your acceptance of this Offer, the exercise of your Replacement Options, or the sale of your underlying shares. Should there be a difference between the actual tax liability and the amount withheld, it is your responsibility to report and pay any additional taxes resulting from the exercise of your Replacement Options and the sale of your underlying shares. You agree to seek advice from your personal legal or tax advisor, at your own expense, regarding the tax implications of any Replacement Options granted to you.

Magma Design Automation, Inc.

Employee Information Supplement

Italy

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of an Eligible Option for the grant of a Replacement Option.

Regulatory Information

Due to regulatory requirements, you will be required to use the “cashless exercise” (same day sale) method of exercise. This means that you will be required to immediately sell all of the shares acquired upon any exercise of your Replacement Option. You will receive the cash proceeds equal to the difference between the exercise price and the proceeds from the sale of your shares subject to the option, minus any applicable taxes and brokerage fees. You will not be entitled to receive or hold any shares. However, Magma reserves the right to eliminate the requirement to use a cashless exercise (same day sale) method of exercise and, in its sole discretion, to permit cash exercises or cashless sell-to-cover exercises should local regulatory requirements change.

Exercise Price

In order for the Replacement Options to qualify for preferred tax treatment under Italian law, the exercise price of the Replacement Options must be the higher of: (1) the fair market value as defined by Magma’s 2001 Plan as amended, at the time of the grant of the Replacement Option; and (2) the Italian Fair Market Value ( i.e. , the average of the official prices over the month preceding the grant date of the Replacement Options).

Tax Information for Replacement Options

Assuming that the Replacement Options qualify for preferred tax treatment because the exercise price will be the higher of: (1) the fair market value as defined by Magma’s 2001 Plan, as amended, at the time of the grant of the Replacement Options; and (2) the Italian Fair Market Value ( i.e. , the average of the official prices over the month preceding the grant date of the Replacement Options), you should not be subject to tax upon the exercise of your Replacement Options. If your Replacement Options do not qualify for this preferred tax treatment when you exercise your Replacement Options, the difference (or “Spread”)

Appendix B

between the exercise price and the fair market value of the shares at exercise will be subject to income tax and applicable social taxes. In this case, your employer is responsible for withholding taxes and reporting your tax benefit to the tax authorities.

If your Replacement Options qualify for preferred tax treatment, you should not be subject to tax when you exercise your Replacement Options but will be subject to tax upon the sale of your underlying shares on the difference between the proceeds from the sale of your shares subject to the option and the exercise price. In this case, your employer is not responsible for withholding taxes or reporting this benefit to the tax authorities.

In all instances, you are obligated to file a tax return with the tax authorities and disclose any gains realized upon sale of the shares underlying your options. It is your sole responsibility to report and pay any income tax due as a result of your acceptance of this Offer, the exercise of your Replacement Options, or the sale of your underlying shares. You agree to seek advice from your personal legal or tax advisor, at your own expense, regarding the tax implications of any Replacement Options granted to you.

Exchange Control Information

Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation. Exchange control reporting is also required if you have any foreign investment (including Magma stock) held outside Italy in excess of €12,500. The reporting must be included on your individual tax return (or on a special form if no tax return is due).

Magma Design Automation, Inc.

Employee Information Supplement

Japan

Tax Information

Option Exchange

You arguably will not be subject to income tax as a result of the exchange of an Eligible Option for the grant of a Replacement Option, although this result is unsettled. Please consult your legal or tax advisor.

Tax Information for Replacement Options

You will be subject to income tax and any applicable social taxes when you exercise your Replacement Options on the difference (or “Spread”) between the fair market value of the shares on the date of exercise and the exercise price. Your employer is under no withholding or reporting obligation. This gain likely will be treated as “remuneration income” (although the proper classification is currently being litigated in Japanese courts) and will be taxed at your marginal tax rate. Social insurance contributions will not be due on the gain at exercise. You will also be subject to tax upon the sale of your shares. The capital gains tax treatment will vary depending on the circumstances surrounding the sale of your shares.

It is your responsibility to report and pay any income tax due as a result of your acceptance of this Offer, the exercise of your Replacement Options, or the sale of your underlying shares. You agree to seek advice from your personal legal or tax advisor, at your own expense, regarding the tax implications of any Replacement Options granted to you.

Appendix B

Exchange Controls

If you intend to acquire shares at exercise with a value exceeding ¥100,000,000 in a single transaction, you must file an ex post facto Report Concerning Acquisition of Shares with the Ministry of Finance: 2-2-1, Nihombashi-Hongoku-cho, Chuo-ku, Tokyo, Japan 103-8660, tel: +81-3-3279-1111 through the Bank of Japan within 20 days of acquiring the stock. The forms to make these reports can be acquired at the Bank of Japan.

Magma Design Automation, Inc.

Employee Information Supplement

Korea

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of an Eligible Option for the grant of a Replacement Option.

Tax Information for Replacement Options

You will be subject to income tax and any applicable social taxes when you exercise your Replacement Options on the difference (or “Spread”) between the fair market value of the shares on the date of exercise and the exercise price. Your employer is under no withholding or reporting obligation. You will also be subject to tax upon the sale of your shares. The capital gains tax treatment will vary depending on the circumstances on the amount of the gains you realize upon the sale of your shares.

It is your responsibility to report and pay any income tax due as a result of your acceptance of this Offer, the exercise of your Replacement Options, or the sale of your underlying shares. You agree to seek advice from your personal legal or tax advisor, at your own expense, regarding the tax implications of any Replacement Options granted to you.

Exchange Control Information

If you remit funds to purchase shares with respect to options exercised under any of the plans you will be required to ensure that the remittance is confirmed by a foreign exchange bank in Korea. To receive the confirmation, you should submit (i) the prescribed form application, (ii) the notice of grant of the award, (iii) the stock option agreement and any other plan documents you received, and (iv) certificate of employment with your local employer. You should check with the bank to determine whether there are any additional requirements at the time of remittance. If you exercise your options using a cashless exercise method, this requirement will not apply to you. This is an automatic procedure ( i.e. , the bank does not need to “approve” the remittance) and should take no more than a single day to process.

Exchange control laws also require Korean residents who realize US$100,000 or more from the sale of shares to repatriate the proceeds to Korea within six months of the sale.

Appendix B

Magma Design Automation, Inc.

Employee Information Supplement

Netherlands

Tax Information

Option Exchange

The tax consequences of your participation in this offer will vary depending on how your stock options were subject to tax in the past.

1) If your outstanding options were granted after June 26, 1998, had already vested and were subject to tax at the time the options became unconditionally exercisable (i.e., generally at vesting), whether or not the tax was paid at vesting, and the exchange occurs after three years from the date of acceptance of the outstanding options, you will not be subject to tax as a result of the exchange of Eligible Options for Replacement Options. Please note that options granted after June 26, 1998 which had a first vesting date occurring prior to January 1, 2005 were subject to tax at vesting unless you had made a joint election with your employer (this election was available only for those options with a first vesting occurring on/after December 28, 2000 while your options were considered Dutch employment income) to be taxed at exercise, as described below, or unless you were restricted to doing a cashless-sell-all method of exercise only in which case your options were taxed at exercise, as described below. Please understand that if your Eligible Options were subject to tax at vesting you will not be entitled to claim a credit for such taxes if you decide to participate in the exchange and receive Replacement Options.

2) If your outstanding options were granted after June 26, 1998, had already vested and were subject to tax at the time the options became unconditionally exercisable (i.e. vesting), whether or not the tax was paid at that time, and the exchange occurs within three years from the date of acceptance of the outstanding options, you may be subject to tax as a result of the exchange of Eligible Options for Replacement Options if the exchange is characterized as a deemed disposal of your Eligible Options and the value of the Eligible Options tendered in this Offer at the time of their cancellation is greater than their taxable value at vesting. Please note that options granted after June 26, 1998, which had a first vesting date occurring prior to January 1, 2005 were subject to tax at vesting unless you had made a joint election with your employer (this election was available only for those options with a first vesting occurring on/after December 28, 2000 while your options were considered Dutch employment income) to be taxed at exercise, as described below, or unless you were restricted to doing a cashless-sell-all method of exercise only in which case your options were taxed at exercise, as describe below. Please understand that if your Eligible Options were subject to tax at vesting you may not be entitled to claim a credit for such taxes if you decide to participate in the exchange and receive Replacement Options.

3) If your outstanding options were granted after June 26, 1998, had not yet vested before the exchange but have a first vesting date occurring before January 1, 2005, the options are taxed at vesting. If the exchange occurs within three years from the date of acceptance of the outstanding unvested options, you may be subject to tax as a result of the exchange of Eligible Options for Replacement Options if the exchange is characterized as a deemed disposal of your options. Please note that options granted after June 26, 1998 which had a first vesting occurring prior to January 1, 2005 are subject to tax at vesting unless you had made a joint election with your employer (this election is available only for those options with a first vesting occurring on/after December 28, 2000 while your options were considered Dutch employment income) to be taxed at exercise, as described below, or unless you were restricted to doing a cashless-sell-all method of exercise only in which case your options were taxed at exercise, as describe below. Please note that the taxes you pay upon your participation in the exchange may not be credited to you or against any future tax liability of your Replacement Options.

Appendix B

4) If taxation on your outstanding options was deferred to the time of exercise because you elected, together with your employer, to defer taxation under the statutory rules for deferred taxation (this deferral was available with respect to options with a first vesting after December 28, 2000 while your options were considered Dutch employment income), then you may be subject to tax as a result of the exchange of outstanding options for the grant of Replacement Options if the exchange is characterized as a deemed disposal of your options.

5) If taxation on your outstanding options was deferred to the time of exercise because you agreed in writing to restrict your exercise to a cashless sell-all method of exercise (i.e., you authorized the stockbroker to sell all the shares that you are entitled to at exercise and remit to you in cash the sale proceeds less the exercise price for the shares, brokers’ fees and any applicable taxes), then you will not be subject to tax as a result of the exchange of outstanding options for the grant of the Replacement Options.

6) With respect to options with a first vesting date occurring prior to January 1, 2005, such options are generally taxed at the time the options become unconditionally exercisable (i.e., vesting) and provided you have not already taken measures to qualify such options for taxation at exercise, as described above in paragraphs 4 and 5, your employer will ask you to enter into an agreement between your employer, yourself and the tax authorities to restrict the exercise of your currently unvested options to a cashless sell-all method of exercise in order to postpone taxation from vesting until exercise with respect to such outstanding unvested options. If the Dutch Tax Authorities agree to such agreement, your outstanding unvested options would be subject to tax at exercise and the exchange of such Eligible Options for Replacement Options would not be subject to tax provided this agreement with the Dutch Tax Authorities was entered into. There can be no assurances that the Dutch tax authorities will agree to this procedure.

7) With respect to options with a first vesting date occurring on or after January 1, 2005, taxation of such options occurs at exercise. The exchange of such Eligible Options with a first vesting date occurring on/after January 1, 2005 for Replacement Options would not be subject to tax.

If the exchange is characterized as a deemed disposal of your Eligible Options and is subject to tax because of your participation in the exchange as described above, the taxable value will be determined when the Eligible Options are cancelled. The taxable moment will be the date of the grant of the Replacement Options. In addition, you may be able to argue that any tax due as a result of the exchange should be credited against the taxable value of the Replacement Options, although whether this argument will succeed is uncertain. Please note that this potential credit may not result in a refund. Also please understand that any taxes due or paid upon vesting of the Eligible Options prior to the exchange will not be refunded to you and if you participate in the exchange, a tax credit would not be available against any taxes levied on the Replacement Options you receive in the exchange. Please see below for tax information on your Replacement Options.

Tax Information for Replacement Options

The laws on the tax treatment of stock options have recently changed in the Netherlands. Stock options with a first vesting date occurring on or after January 1, 2005 will be subject to tax at the time of option exercise. You will be subject to income tax and any applicable social taxes when you exercise your Replacement Options on the difference (or “Spread”) between the fair market value of the shares on the date of exercise and the exercise price. Your employer will withhold all applicable taxes (your social tax contributions may have already been capped) from the Spread at the time you exercise your Replacement Options and will report this income to the tax authorities. You will not be subject to tax upon the sale of your shares provided you hold less than 5% of the outstanding share capital of Magma Design Automation, Inc.

It is your responsibility to report and pay any income tax due as a result of your acceptance of this Offer, the exercise of your Replacement Options, or the sale of your underlying shares. Should there be a difference between the actual tax liability and the amount withheld, it is your responsibility to report and pay any additional taxes resulting from the exercise of your Replacement Options and the sale of your

Appendix B

underlying shares. You agree to seek advice from your personal tax advisor, at your own expense, regarding the tax implications of any Replacement Options granted to you.

Magma Design Automation, Inc.

Employee Information Supplement

Singapore

Tax Information

Option Exchange

You may be subject to tax as a result of the exchange of an Eligible Option for the grant of a Replacement Option as the Inland Revenue Authority of Singapore (“IRAS”) may view the exchange as a taxable “release” of an existing right. In practice, however, the IRAS is likely to disregard the “release” of an Eligible Option and simply tax the Replacement Option upon exercise. Because this result is not certain, we recommend that you consult with your legal or tax advisor.

Tax Information for Replacement Options

You will be subject to income tax and any applicable social taxes when you exercise your Replacement Options on the difference (or “Spread”) between the fair market value of the shares on the date of exercise and the exercise price. Your employer will not withhold taxes but will report the gain you realized when you exercise your Replacement Options to the tax authorities. You will not be subject to tax upon the sale of your shares.

It is your responsibility to report and pay any income tax due as a result of your acceptance of this Offer, the exercise of your Replacement Options, or the sale of your underlying shares. You agree to seek advice from your personal legal or tax advisor, at your own expense, regarding the tax implications of any Replacement Options granted to you.

Securities Law Information

The offer is being made on a private basis and is, therefore, exempt from registration in Singapore.

Reporting Requirements For Directors

If you are a director, associate director or shadow director of a Singapore affiliate of Magma ( e.g. , if you sit on the board of directors of a Singapore affiliate), you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest ( e.g. , options, shares) in Magma or any related companies.

In addition, you must notify the Singapore affiliate when you sell or receive shares of Magma or any related company (including when you receive shares or sell shares). These notifications must be made within two business days of acquiring or disposing of any interest in Magma or any related company. In addition, a notification must be made of your interests in Magma or any related company within two business days of becoming a director.

Appendix B

Magma Design Automation, Inc.

Employee Information Supplement

Taiwan

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of an Eligible Option for the grant of a Replacement Option.

Tax Information for Replacement Options

You will be subject to income tax when you exercise your Replacement Options on the difference (or “Spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to social taxes when you exercise your Replacement Options. Your employer will not withhold taxes but, on an annual basis, will report the gain you realized when you exercise your Replacement Options to the tax authorities. You will not be subject to tax upon the sale of your shares.

It is your responsibility to report and pay any income tax due as a result of your acceptance of this Offer, the exercise of your Replacement Options, or the sale of your underlying shares. You agree to seek advice from your personal legal or tax advisor, at your own expense, regarding the tax implications of any Replacement Options granted to you.

Exchange Control Information

Provided you are a resident of Taiwan, you may acquire foreign currency and remit the same out of Taiwan up to U.S.$5 million per year. Remittance of funds for the purchase of shares of Magma’s stock must be made through an authorized foreign exchange bank. If, in a single transaction, you remit more than TWD$500,000 out of Taiwan, you must submit a Foreign Exchange Transaction Form to the remitting bank and provide supporting documentation to the satisfaction of the remitting bank.

Magma Design Automation, Inc.

Employee Information Supplement

United Kingdom

Tax Information

Option Exchange

You will not be subject to tax or National Insurance Contributions (“NICs”) as a result of the exchange of an Eligible Option for the grant of a Replacement Option, except as otherwise described below.

Appendix B

Tax Information for Replacement Options

You will be subject to income tax and NICs when you exercise your Replacment Options. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the exercise price (the “Spread”). Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on the gain realized on exercise of your option and, therefore, for paying the income tax withheld to the UK Inland Revenue on your behalf. Your employer will arrange for the recovery of the income tax by withholding from your pay, from the proceeds of the sale of shares acquired on the exercise of your option, or otherwise. If you fail to pay to your employer the income tax due within 90 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due. This will give rise to a further income tax charge. The capital gains tax treatment will vary depending on how long you hold the shares.

Subject to comments in the next paragraph, you will also be subject to the employees’ portion of NICs on the Spread at exercise of your Replacement Option. With effect from 6 April 2005 employees’ NICs are payable at the rate of 11% up to the upper earnings limit set for employees’ NICs purposes and, in addition, 1% NICs will apply on earnings in excess of the upper earnings limit without income ceiling. You will also be subject to employer NICs on the Spread at exercise of your Replacement Options. To accomplish the foregoing, you will be asked to execute a Joint Election. You may not exercise your Replacement Options unless you execute and return the Joint Election to your employer. For the tax year April 6, 2005 to April 5, 2006, the employer’s NICs are charged at a rate of 12.8% on the Spread. Any amount of employer’s NICs paid by you is deductible against the Spread when determining your income tax liability due with respect to the exercise of your options.

If you were granted Eligible Options between 6 April 1999 and 19 May 2000 inclusive, which were underwater on 7 November 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of the Replacement Options granted to replace your Eligible Options. If you were granted Eligible Options prior to 6 April 1999, the exchange of Eligible Options for Replacement Options may have adverse NICs consequences when the Replacement Options are exercised, because options granted on or before 6 April 1999 were not subject to NICs and your Replacement Options will be. You should consult your legal or tax advisor regarding how NICs will impact the exchange of Eligible Options for Replacement Options.

It is your responsibility to report and pay any income tax due as a result of your acceptance of this Offer, the exercise of your Replacement Options, or the sale of your underlying shares. Should there be a difference between the actual tax liability and the amount withheld, it is your responsibility to report and pay any additional taxes resulting from the exercise of your Replacement Options and the sale of your underlying shares. You agree to seek advice from your personal legal or tax advisor, at your own expense, regarding the tax implications of any Replacement Options granted to you.

Appendix C

APPENDIX C

INSTRUCTION SHEET TO ELECTION TO PARTICIPATE

Instructions if you choose to tender Eligible Options for exchange in the Offer:

1.	Complete this Election to Participate (the “Election”) and sign ALL SIGNATURE PAGES (pages C-3 and C-4) of the Election and deliver pages C-2 through C-4 by one of the following methods:

•	regular or overnight mail to Magma Design Automation, Inc., 5460 Bayfront Plaza, Santa Clara, California 95054, Attn: Susan Berry

•	By hand to Susan Berry at our Santa Clara headquarters

•	By fax to : 408-565-7980, Attn: Susan Berry

•	By email, scanned as a Portable Document Format (PDF) file, to susanb@magma-da.com. Subject line of email must be “Option Exchange.”

Individual confirmations of receipt will not be sent. You should make and keep a copy of the completed and signed Election pages for your records. This Election must be received by Susan Berry as specified above before 11:59 p.m. U.S. Pacific Daylight Savings Time, on August 19, 2005, unless the Offer is extended by Magma, in which case this Election must be so received by the extended Expiration Date. Your Eligible Options will not be considered tendered for exchange unless and until a properly completed and executed copy of this Election is timely received by Susan Berry as specified above. The method of delivery is at your option and risk. You are responsible for making sure that this Election is timely delivered as specified above. You must allow for delivery time based on the method of delivery that you choose to ensure we receive your Election on time.

2.	Except as described in the following sentence, this Election must be executed by the Eligible Employee who holds the Eligible Options to be tendered for exchange exactly as such person’s name appears on the notice of grant for such options previously delivered to such person. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election.

You must also follow the foregoing instructions if you are changing your Election in accordance with Section 3 of this Offer to Exchange (see the heading “Changing your Election”). If you wish to withdraw from participation in this Offer as to all of your Eligible Options, you must fill out and submit a Notice of Withdrawal in accordance with the instructions on page D-1.

Appendix C

Magma Design Automation, Inc.

ELECTION TO PARTICIPATE

in Stock Option Exchange Program

Note: This election to participate is a part of, and must be read in conjunction with, the Offer to Exchange dated June 27, 2005, as amended, including appendixes thereto.

Name:
(Name of Eligible Employee – please print)

I have received the Offer to Exchange dated June 27, 2005 (as amended or supplemented from time to time, “Offer to Exchange”) relating to the offer being made by Magma Design Automation, Inc. (“Magma”) to Eligible Employees to tender their outstanding options to purchase shares of Magma’s common stock having an exercise price equal to or greater than $10.50 per share (“Eligible Options”) in exchange for new options (“Replacement Options”) that will be granted under the 2001 Stock Incentive Plan (“Offer”).

I understand that I am eligible to tender Eligible Options in the Offer only if I am actively employed by Magma or on an approved leave of absence as of June 27, 2005 and through the expiration date of the Offer as set forth in the Offer to Exchange, which is currently expected to be August 19, 2005 (“Expiration Date”).

I understand that I may only tender for exchange in the Offer options that have an exercise price equal to or greater than $10.50 per share. If I tender any of my Eligible Options, I must tender all options under the applicable option grant. This means that I may not tender for exchange only a portion of an outstanding option grant. However, if I have previously partially exercised an Eligible Option grant, I may still tender for exchange the remaining unexercised portion of such Eligible Option grant. I understand that if I have more than one outstanding Eligible Option grant, I may tender for exchange all of the options under a grant and choose not to tender any options subject to a different grant.

I understand that, upon the terms and subject to the conditions of the Offer, in exchange for those options I validly tender and which are accepted and cancelled, Magma will grant me Replacement Options exercisable for shares of Common Stock, according to the following exchange ratios:

If the exercise price of an Eligible Option is...	...the applicable Exchange Ratio (Eligible Option: Replacement Option) is…	As an Example, if you Exchanged an Eligible Option to purchase 1000 Shares, you would Receive a Replacement Option to purchase…
Greater than $25.00	5:3	600 shares
From $20.01 to $25.00	20:13	650 shares
From $15.01 to $20.00	10:7	700 shares
From $10.50 to $15.00	4:3	750 shares

Appendix C

I understand that Replacement Option grants will be calculated according to the above exchange ratios and will be rounded down to the nearest whole share on a grant-by-grant basis. Accordingly, Replacement Options will not be granted for fractional shares.

ELIGIBLE OPTIONS TENDERED FOR EXCHANGE

I hereby tender the following Eligible Options for exchange pursuant to the terms and conditions of the Offer to Exchange dated June 27, 2005, including all appendixes thereto.

Grant number:

Grant number:

Grant number:

Grant number:

Grant number:

Grant number:

Grant number:

Grant number:

Signed:

[Signature of Eligible Employee]

I understand that I may change my Election shown above (whether to add, subtract or substitute Eligible Option grants) by submitting a new Election in accordance with the instructions on page C-1 and that the latest Election Form I submit in accordance with such instructions will supersede and replace any and all Elections I previously submitted. I further understand that I if wish to withdraw my participation in the Offer as to all of my Eligible Option grants, I may submit a Notice of Withdrawal in accordance with the instructions on page D-1.

I understand that, upon the terms and subject to the conditions of the Offer, Magma expects that Replacement Options will be granted on the first business day following the Expiration Date (the “Grant Date”), currently anticipated to be August 22, 2005.

I understand that, in order to remain eligible to receive Replacement Options in exchange for options tendered and accepted for exchange pursuant to the Offer, I must remain an Eligible Employee as described in the Offer to Exchange through the Grant Date. I acknowledge that if I am not an Eligible Employee on the Grant Date, (including if I die, become disabled, or my employment terminates for any reason between June 27, 2005 and the Grant Date), then the Eligible Options tendered by me for exchange in the Offer will not be accepted for exchange and will remain in effect without change.

I understand that the term and vesting schedule of the Replacement Options I will receive in exchange for Eligible Options tendered and accepted for exchange and cancellation in the Offer will be different than the term and vesting schedule of my Eligible Options.

I also understand that the Replacement Options will be granted under, and will be subject to the terms and conditions of, the 2001 Stock Incentive Plan and the applicable form of Notice of Stock Option Award and Stock Option Agreement that will be provided to me following the Grant Date.

I recognize that, under certain circumstances set forth in the Offer to Exchange, Magma may terminate or amend the Offer, or postpone its acceptance and cancellation of any options tendered for exchange. In any such event, I understand that the options tendered for exchange but not accepted will remain in effect without change.

Appendix C

I acknowledge that: (1) this Offer is a discretionary program established by Magma and may be suspended, modified or terminated by Magma at any time, as provided in the Offer to Exchange; (2) the Replacement Options to be granted under this Offer are discretionary in nature and such grant does not create any contractual or other right to receive future equity or cash compensation, payments or benefits; (3) participation in this Offer shall not create a right to continued employment or additional severance payments in the event of termination of service; (4) I am voluntarily participating in this Offer; (5) I authorize Magma and/or its subsidiaries to withhold all income tax, social insurance, payroll tax or other tax-related withholding related to the exchange legally payable by me from my wages or other cash payment paid to me by Magma and/or its subsidiaries or from proceeds of the sale of shares; and (6) I have read the Offer to Exchange carefully, including the sections regarding legal and tax consequences of participating in the program.

In addition, I hereby consent to the collection, use, transfer and management in electronic or other form, of my personal data, which may include my name, home address and telephone number, date of birth, social insurance number of other identification number, salary, nationality, job title, and other details of my employment or compensation by and among, as applicable, Magma, its wholly-owned subsidiaries and third parties assisting in the implementation, administration and management of this offer, (these recipients may be located in the United States or elsewhere), for the exclusive purpose of implementing, administering and managing my participation in the Offer to Exchange. I understand that Magma may review or modify my data at any time but understand that refusing or withdrawing my consent may affect my ability to participate in this Offer to Exchange.

I understand that in order to tender options for exchange in the Offer, I must sign and complete this Election to Participate, including listing in the spaces indicated the grant number(s) of the Eligible Options I wish to tender for exchange, and timely deliver this completed Election to Susan Berry as specified in the Instruction Sheet attached hereto.

Effective as of the Grant Date, I hereby give up my entire right, title and interest in and to the Eligible Options to purchase common stock which I have tendered pursuant to this Election to Participate and which are accepted by Magma for exchange and cancellation, pursuant to the Offer. I understand, acknowledge and agree that all of such Eligible Options that I tender and which are accepted by Magma for exchange and cancellation pursuant to the Offer, and any notices, agreements, certificates or other documentation evidencing such option(s), will automatically become null and void as of the Grant Date. I acknowledge that this tender for exchange is entirely voluntary and that I may withdraw my acceptance of the Offer using the Notice of Withdrawal that has been provided to me at any time until 11:59 p.m., U.S. Pacific Daylight Savings Time on the Expiration Date, which is currently expected to be August 19, 2005. I also acknowledge that, except as otherwise stated in this Offer to Exchange, this election will be irrevocable from and after the Expiration Date.

Upon the terms and subject to the conditions of the Offer, I hereby tender for exchange and cancellation the Eligible Options listed on page C-3. I represent that I have the full power and authority to tender such options so specified for exchange and cancellation.

Employee’s Signature	Date

Employee’s Name (please print or type)

Employee’s Social Security Number

Appendix D

APPENDIX D

INSTRUCTION SHEET TO NOTICE OF WITHDRAWAL

1.	If you previously submitted an Election to Participate to tender for exchange and cancellation some or all of your Eligible Options pursuant to the Offer to Exchange dated June 27, 2005 (as amended or supplemented from time to time, the “Offer to Exchange”), and you wish to withdraw your tender of all of such Eligible Options, you must complete and sign the attached Notice of Withdrawal and deliver it by one of the following methods:

•	regular or overnight mail to Magma Design Automation, Inc., 5460 Bayfront Plaza, Santa Clara, California 95054, Attn: Susan Berry

•	By hand to Susan Berry at our Santa Clara headquarters

•	By fax to : 408-565-7980, Attn: Susan Berry

•	By email, scanned as a Portable Document Format (PDF) file, to susanb@magma-da.com. Subject line of email must be “Option Exchange”

Individual confirmations of receipt will not be sent. You should make and keep a copy of the completed and signed Notice of Withdrawal for your records. This Notice of Withdrawal must be received by Susan Berry as specified above before 11:59 p.m. U.S. Pacific Daylight Savings Time on the Expiration Date of the Offer, which is currently expected to be August 19, 2005, unless the Offer is extended by Magma, in which case this Notice of Withdrawal must be so received by the extended Expiration Date. Your tendered options will not be considered withdrawn unless and until a properly completed and executed copy of this Notice of Withdrawal is timely received by Susan Berry as specified above. If you miss this deadline but remain an Eligible Employee as described in the Offer to Exchange, any Eligible Options previously validly tendered by you and accepted for exchange will be cancelled and exchanged pursuant to the Offer. The method of delivery is at your option and risk. You are responsible for making sure that this Notice of Withdrawal is timely delivered as specified above. You must allow for delivery time based on the method of delivery that you choose to ensure we receive your Notice of Withdrawal on time.

PLEASE NOTE: If you intend to participate in the Offer and simply wish to change your Election (whether to add, subtract or substitute Eligible Option grants), you should not fill out and submit this Notice of Withdrawal. Instead, you must fill out a new Election in accordance with the heading “Changing your Election” in Section 3 and the instructions on page C-1 of this Offer to Exchange.

2.	Except as described in the following sentence, this Notice of Withdrawal must be executed by the Eligible Employee who holds the Eligible Options to be tendered for exchange exactly as such person’s name appears on the notice of grant for such options previously delivered to such person. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Notice of Withdrawal.

D-1

Appendix D

Magma Design Automation, Inc.

NOTICE OF WITHDRAWAL

Of tender of Eligible Options pursuant to the Stock Option Exchange Program

Note: this Notice of Withdrawal is a part of, and must be read in conjunction with, the Offer to Exchange dated

June 27, 2005, as amended, including appendixes thereto

To Magma Design Automation, Inc.:

I previously received a copy of the Offer to Exchange dated June 27, 2005 and the related Election to Participate (“Election”). I signed and returned one or more Election(s) whereby I tendered for exchange certain Eligible Options pursuant to the Offer to Exchange. I now wish to withdraw my tender with respect to all such Eligible Option grants.

I understand and acknowledge that, by withdrawing my previously tendered Eligible Options, I will not be granted any Replacement Options in exchange for such previously tendered options and I will retain such Eligible Options with their existing exercise price(s), term(s) vesting schedule(s) and other terms and conditions. I also understand and acknowledge that all of such options will continue to be governed by the stock plan under which they were granted and the form(s) of option agreement(s) previously provided to me in connection with the grant of such options.

I hereby withdraw all of the Eligible Options which I previously tendered for exchange and cancellation pursuant to the Offer. I have therefore completed this Notice of Withdrawal in accordance with the instructions on page D-1 and have signed exactly as my name appears on the notice of stock option award for such options previously delivered to me.

Employee’s Signature	Date

Employee’s Name

Social Security Number

PLEASE NOTE: If you intend to participate in the Offer and simply wish to change your Election (whether to add, subtract or substitute Eligible Option grants), you should not fill out and submit this Notice of Withdrawal. Instead, you must fill out a new Election in accordance with the heading “Changing your Election” in Section 3 and the instructions on page C-1 of this Offer to Exchange.

D-2